Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

NATIONAL ENERGY SERVICES REUNITED CORP.,

HANA INVESTMENTS CO. WLL,

NPS HOLDINGS LIMITED

and

THE SELLING STOCKHOLDERS

Dated as of November 12, 2017

i

6.2	Conduct of Group Business Pending NESR Closing	26
6.3	NESR Group Conduct Pending the NESR Closing	27
6.4	No Further Actions	27
6.5	Third Party Consents	27
6.6	No Shop	28
6.7	Non-Solicitation; Confidentiality	29
6.8	Preservation of Records	30
6.9	Publicity	30
6.10	Use of Name	31
6.11	Cooperation with Proxy Process	31
6.12	NPS Co-Investment Plan	31
6.13	NPS LTIP	31
6.14	Related-Party Transactions with Non-Management Affiliates	31
6.15	Notification of Certain Matters	32
6.16	Resignation of Directors	32
6.17	Management	32
6.18	Fraud	32
6.19	Satisfaction of Condition	32
6.20	Listing of Purchaser Common Stock	34

Article VII CONDITION TO NESR CLOSING		34

7.1	Condition Precedent to Obligations of Purchaser and Selling Stockholder	34
7.2	Termination	34
7.3	Simultaneous completion	34

Article VIII LIMITATIONS ON LIABILITY		34

8.1	Survival of Warranties	34
8.2	Claim Procedures	35
8.3	Limitations for Breaches of Representations and Warranties	36
8.4	OFS Investments Limited	37

Article IX MISCELLANEOUS		37

9.1	Expenses	37
9.2	Transaction Expenses	37
9.3	Confidential Information	38
9.4	No Claim Against NESR Trust	38
9.5	Submission to Jurisdiction; Consent to Service of Process; Arbitration	39
9.6	Governing Law	39
9.7	Entire Agreement; Amendments and Waivers	39
9.8	Notices	40
9.9	Severability	41
9.10	Binding Effect; Assignment	41
9.11	Non-Recourse	41
9.12	Counterparts	41

ii

Exhibits

EXHIBIT A – Selling Stockholders Information

EXHIBIT B

- EBITDA Calculation and Governance

Schedule

Schedule 6.14	Related Party Transactions

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated effective 12 November, 2017 (the “Agreement”), by and among National Energy Services Reunited Corp., a corporation existing under the laws of the British Virgin Islands (“NESR”), Hana Investments Co. WLL, formed under the laws of Bahrain and with its registered address at Office 205, Building 111, Manama Center, Road 383, Block 304, Bahrain (“Olayan” and together with NESR, the “Purchaser”), NPS Holdings Limited, a company limited by shares existing under the laws of the Dubai International Financial Centre (the “Company”) and the shareholders of the Company listed on the signature pages hereof under the heading “Selling Stockholders” (collectively, the “Selling Stockholders”).

W I T N E S S E T H

WHEREAS, the Selling Stockholders own an aggregate of 370,000,000 shares $1.00 par value per share (the “Company Shares”), of the Company, which constitute all of the issued and outstanding shares of the Company; and

WHEREAS, the Selling Stockholders desire to sell to the Purchaser, and the Purchaser desires to purchase from the Selling Stockholders, the Company Shares along with any undertaking which is a subsidiary undertaking of the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

Article I
DEFINITIONS

1.1          Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“2018 Financial Year” shall mean the year commencing on 1 January 2018 and ending on 31 December 2018.

“2018 NESR EBITDA” shall mean the EBITDA for 2018 Financial Year.

“Accounting Policies” shall mean policies applied by the Company prior to the NESR Closing Date under IFRS in order to prepare its consolidated audited accounts for the financial year ending on 31 December 2016 and consistent with all internationally accepted conversion practices to conform to US GAAP.

“Agreed Form” shall mean, in relation to a document, the form of that document which has been initialed on or around the date hereof for the purposes of identification by or on behalf of each Selling Stockholder and each Purchaser.

“Annual Budget” shall mean the consolidated annual budget of the Group for the relevant financial year, as adopted by the board of directors of the Company.

“Affiliate” shall mean with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, provided that the term “Affiliate” shall not include: (a) in respect of any Selling Stockholder, any Group Company; and (b) in respect of OFS Investments Limited and Castle SPC Limited, any portfolio company of OFS Investments Limited or of Castle SPC Limited or of any of their Affiliates.

“Base Receivable Amount” shall mean $48 million.

“Business Day” shall mean any day of the year except Friday, Saturday and Sunday on which national banking institutions in the UAE and New York, United States of America are open to the public for conducting general commercial business and are not required or authorized to close.

“Company Receivable Daily Amount” shall mean, in respect of each Selling Stockholder: (a) the amount set forth against such Selling Stockholder’s name in column (2), Section B, Part 2 of Exhibit A; multiplied by (b) the proportion (expressed as a percentage) of the Base Receivable Amount set forth against such Selling Stockholder’s name in column (4) of Part 1 of Exhibit A which has not been received by such Selling Stockholder in cash as at 1 January 2018.

“Contract” shall mean any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Consolidated Net Income” shall mean for any period the net income or loss of the NESR Group for such period determined on a consolidated basis in accordance with the Accounting Policies.

“De-SPAC Approval” shall mean the vote of the stockholders of NESR required to approve the De-SPAC Stockholder Voting Matters, in each case obtained in accordance with: (i) NESR’s Memorandum and Articles of Association (as amended); (ii) the Laws to which NESR is subject; and (iii) the rules and regulations of NASDAQ.

“De-SPAC Stockholder Voting Matters” shall mean proposals to: (i) approve the adoption of this Agreement and the approval of the purchase by NESR of the Company Shares in accordance with the terms hereof; and (ii) approve the adoption of the GES Transaction Documents and the approval of the purchase by NESR of the GES Shares in accordance with the terms thereof.

“DIFC” shall mean the Dubai International Financial Centre.

“DIFC Authority” shall mean the Dubai International Financial Centre Authority.

“Earn-Out Equity Stock” shall mean the First EBITDA Earn-Out Equity Stock and/or the Second EBITDA Earn-Out Equity Stock.

“EBITDA” shall mean, for any period, Consolidated Net Income for such period:

(a)          plus, without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of: (i) consolidated net financial expense for such period; (ii) consolidated expense for Tax based on income, profits or capital for such period; (iii) all amounts attributable to depreciation and amortization for such period; (iv) any non-recurring fees, expenses or charges in connection with the transactions contemplated hereby, the De-SPAC Approval, the Proxy or any offering of equity interests or indebtedness (whether or not consummated); (v) any decrease in Consolidated Net Income for such period resulting from purchase accounting in connection with any acquisition including in connection with the transactions contemplated hereby; (vi) any write-down of capital, property, plant or equipment or any impairment of the business of any member of the NESR Group or a material part thereof; (vii) any extraordinary charges (by virtue of their size or nature) and which are outside the ordinary course of the business of any member of the NESR Group; (viii) any commissions, discounts, yield and upfront and other fees or charges related to any receivables financing for such period; (ix) any other amounts for such period comparable to or in the nature of interest under any receivables financing, and losses on dispositions of securitization assets and related assets in connection with any receivables financing for such period; (x) any losses recorded on the sales of assets outside the ordinary course of business of any member of the NESR Group; (xi) any unrealised loss resulting in such period from translation losses including those related to currency re-measurements of any borrowings and outstanding indebtedness in the nature of borrowings; (xii) any losses attributable to the early extinguishment of borrowings and outstanding indebtedness in the nature of borrowings or the early extinguishment of derivative agreements; (xiii) any expenses arising from equity allocated to directors or employees of NESR; and (xiv) any unrealised losses attributable to foreign exchange and commodity derivatives; and

(b)          minus, without duplication and to the extent included in determining such Consolidated Net Income, the sum of: (i) any gains which are extraordinary (by virtue of their size or nature) and which are outside the ordinary course of the business of any member of the NESR Group; (ii) any gains recorded on the sales of assets outside the ordinary course of business of any member of the NESR Group; (iii) any unrealised gain resulting in such period from translation gains including those related to currency re-measurements of any borrowings and outstanding indebtedness in the nature of borrowings; (iv) any gains attributable to the early extinguishment of borrowings and outstanding indebtedness in the nature of borrowings or the early extinguishment of derivative agreements; and (v) any unrealised gains attributable to foreign exchange and commodity derivatives.

“Encumbrances” shall mean a burden, obstruction, or impediment on property that lessens its value or makes it less marketable, and shall include any security interest, mortgage, charge, pledge, hypothecation, lien, adverse claim, right to acquire or other form of security, including any restriction on the use, voting, transfer or receipt of income and any other agreement to give or create any of the foregoing.

“Equity Stock” shall mean the common stock of NESR at a value of $10 per share.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934.

“GES” shall mean Gulf Energy S.A.O.C., a closed joint stock company registered in Oman under Commercial Registration No. 1791842, with its registered office address at P.O. Box 786, Postal Code 116, Mina Al Fahal, Oman.

“GES Shares” shall mean the entire issued share capital of GES as of immediately prior to NESR Closing.

“GES Transaction Documents” shall mean: (a) the agreement for the sale and purchase of shares in GES amongst Mubadarah Investments LLC, Hilal Al Busaidy, Yasser Said Al Barami and NESR; and (b) the sale and purchase agreement relating to shares in GES between SV3 Holdings Pte Ltd and NESR.

“Governmental Body” shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, DIFC Authority, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Group” shall mean the Company and its Subsidiaries.

“Group Company” shall mean the Company or any of its Subsidiaries.

“IFRS” shall mean generally accepted international financial reporting standards as of the date hereof.

“Immediate Family Members” shall mean any individual’s spouse, civil partner or lineal descendant.

“Knowledge” shall mean with respect to any Person that is not an individual, the actual knowledge after due inquiry of such Person’s directors and executive officers and all other officers and managers having responsibility relating to the applicable matter, provided that with respect to: (a) OFS Investments Limited, it shall mean the actual knowledge of Atif Mahmood, Zahid Kamal and Ben Sautelle-Smith; (b) Arab Petroleum Investments Corporation, it shall mean the actual knowledge of Ali Fadel; (c) Al Nowais Investments LLC, it shall mean the actual knowledge of Sari Haidar; and (d) Castle SPC Limited, it shall mean the actual knowledge of Sari Haidar, Safwan Said and Peter Howley.

“Law” shall mean any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement including the applicable laws and regulations of relevant free zones, and the DIFC Law No. 2 of 2009 (as amended).

“Legal Proceeding” shall mean any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Body.

“Leakage” shall mean any of the following:

(a)          any dividend or other form of distribution, whether in cash or in kind, paid by any Group Company to, or for the benefit of any member of the Seller’s Group;

(b)          any payments made by any Group Company to, or for the benefit of, any member of the Seller’s Group (including any such payments made in connection with the redemption, purchase or repayment of any securities of any Group Company or any other return of capital);

(c)          any management, service or other charges or fees, costs, bonuses or other sums paid or incurred by any Group Company (including directors’ fees or monitoring fees) to, or for the benefit of, any member of the Seller’s Group or any director, officer or employee thereof outside the normal or Ordinary Course of Business;

(d)          the waiver, deferral or release by any Group Company of any amount owed to it by any member of the Seller’s Group;

(e)          any payment or incurrence of interest or principal in respect of any indebtedness owed by any Group Company to any member of the Seller’s Group outside the Ordinary Course of Business;

(f)          any assumption, waiver, discharge or deferral by any Group Company of any liability of any member of the Seller’s Group;

(g)          any payment by any Group Company of any Transaction Expenses incurred by the Group or Selling Stockholders;

(h)          the transfer of any asset by any Group Company to any member of the Seller’s Group or the provision by any Group Company of any security, indemnity, guarantee or surety for any obligation or liability of any member of the Seller’s Group; and

(i)          any agreement by any Group Company with any member of the Seller’s Group to take any of the actions referred to above.

“Lien” shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Locked Box Date” shall mean September 30, 2017.

“Losses” shall mean any losses, liabilities, fines, penalties, charges and damages incurred, borne, suffered or made by the relevant Person.

“Material Contract” shall mean any Contract providing for payments to the Company or any Subsidiary of $25 million or more or any Contract providing for payments by the Company of $3 million or more, in each case in any fiscal year.

“NESR Closing” shall mean completion of the sale and purchase of the NESR Company Shares in accordance with this Agreement.

“NESR Closing Date” shall mean the date on which the NESR Closing occurs.

“NESR Group” shall mean NESR and each of its Subsidiaries.

“NESR Initial Cash Consideration Daily Amount” shall mean, in respect of each Selling Stockholder, the amount set forth against such Selling Stockholder’s name in column (2), Section C, Part 2 of Exhibit A;

“NESR Liability Cap” shall mean the amount resulting from the sum of: (a) the NESR Initial Cash Consideration Amount; and (b) the product of: (i) the Consideration Equity Stock; and (ii) 10; and (c) the Receivable Amount.

“NPS Co-Investment Plan” shall mean the co-investment plan maintained by the Company on the terms stipulated in a document with corresponding title dated 16 August 2015.

“NPS Co-Investment Plan Settlement Amount” shall mean the aggregate amount of $2,946,033.24 payable under the NPS Co-Investment Plan to all employees who are participants in the NPS Co-Investment Plan.

“NPS LTIP” shall mean the NPS Phantom Award Plan approved by the board of directors of the Company in or around July 2015.

“Olayan Closing” shall mean completion of the sale and purchase of the Olayan Company Shares in accordance with this Agreement.

“Olayan Closing Date” shall mean the earlier of: (a) the date specified in a written notice delivered by Olayan (in its sole discretion) to the Selling Stockholders after the date hereof, provided that such date shall: (i) be at least 10 Business Days from the date of receipt of such notice by the Selling Stockholders; and (ii) fall prior to the NESR Closing Date; and (b) the NESR Closing Date.

“Olayan Daily Amount” shall mean, in respect of each Selling Stockholder, the amount set forth against such Selling Stockholder’s name in column (2), Section A, Part 2 of Exhibit A.

“Olayan SPA” shall mean the sale and purchase agreement between NESR and Olayan pursuant to which Olayan shall sell and NESR shall purchase the Olayan Company Shares, in a form reasonably satisfactory to NESR.

“Order” shall mean any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” shall mean in respect of any Person the ordinary and usual course of day-to-day operations of the business of the Company and the Subsidiaries through the date hereof consistent with past practice.

“Party” shall mean any party to this Agreement.

“Permitted Leakage” shall mean each of the following:

(a)          any payment made in respect of dividends or distributions declared, paid or made by the Company to the Selling Stockholders in the aggregate amount of $15 million and any fees, costs and expenses incurred or suffered by any Group Company in connection therewith;

(b)          the Company Receivable, the Proposed Dividend and any fees, costs and expenses incurred or suffered by any Group Company in connection therewith;

(c)          any payment made in respect of the NPS Co-Investment Plan Settlement Amount; and

(d)          any payment of any Transaction Expenses up to an amount equal to $5 million.

“Permitted Transaction” shall mean: (i) the acquisition of Gulf Energy Services S.A.O.C.; and (ii) any pursuit or acquisition of a company or assets in each case for the purpose of acquiring oil exploration and development, transportation or production technologies to enhance the business of the Company, which businesses are not primarily engaged in providing similar oil field services to the Group in Saudi Arabia, UAE, Qatar, Iraq or Algeria.

“Permits” shall mean any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Person” shall mean any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Purchaser” shall mean NESR and/or Olayan (as the context requires).

“Purchaser Proportion” shall mean: (i) in respect of Olayan, the proportion that the Olayan Company Shares bear to the Company Shares; and (ii) in respect of NESR, the proportion that the NESR Company Shares bear to the Company Shares.

“Receivable Amount” shall mean the aggregate of: (a) the Base Receivable Amount; and (b) in respect of all Selling Stockholders, the amount resulting from: (i) for each Selling Stockholder, the Olayan Daily Amount in respect of each relevant month multiplied by the number of days elapsed in that month during the period commencing on (and including) 1 January 2018 to (and including) the Olayan Closing Date; (ii) for each Selling Stockholder, the Company Receivable Daily Amount in respect of each relevant month multiplied by the number of days elapsed in that month during the period commencing on (and including) 1 January 2018 to (and including) the NESR Closing Date; and (iii) for each Selling Stockholder, the NESR Initial Cash Consideration Daily Amount in respect of each relevant month multiplied by the number of days elapsed in that month during the period commencing on (and including) 1 January 2018 to (and including) the NESR Closing Date.

“Registration Rights Agreement” shall mean the Amended and Restated Registration Rights Agreement in the Agreed Form between (amongst others) NESR and the Reinvesting Selling Stockholders.

“Reinvesting Selling Stockholder” shall mean each of Al Nowais Investments LLC, Castle SPC Limited, Abdulaziz Aldelaimi and Fahad Abdulla Bindekhayel.

“Reinvestment Proportion” shall mean, in respect of each Reinvesting Selling Stockholder, the number of Consideration Equity Stock issued to such Reinvesting Selling Stockholder as a proportion of the aggregate Consideration Equity Stock issued to all Reinvesting Selling Stockholders, in each case as set forth in column (5) of Part 1 of Exhibit A.

“Relationship Agreement” shall mean the Relationship Agreement in the Agreed Form between NESR and the Reinvesting Selling Stockholders.

“Relevant Leakage Proportion” shall mean: (a) in respect of Olayan, its Purchaser Proportion; and (b) in respect of NESR: (i) to the extent that the Leakage occurs on or prior to Olayan Closing, its Purchaser Proportion; and (ii) to the extent that the Leakage occurs after Olayan Closing, 100 percent of such Leakage.

“Saudi Aramco Current Prices” shall mean the current service prices under the Existing Contract, as set out in the Saudi Aramco Pricing Letter.

“Saudi Aramco Material Price Reduction” shall mean a reduction of prices in the Renewed Contract in respect of each of the Saudi Aramco Services of an amount greater than 20 percent relative to the Saudi Aramco Current Prices.

“Saudi Aramco Pricing Letter” shall mean the letter from the Group dated 16 November 2016 with reference number 161116/01/WS addressed to Mr. Mohammed Al-Shammari, Manager Contracting Department at the Saudi Arabian Oil Company.

“Saudi Aramco Services” shall mean cementing and coil tubing services.

“SEC” shall mean the Securities and Exchange Commission of the United States of America.

“Securities Act” shall mean the United States Securities Act of 1933.

“Seller’s Group” shall mean, in respect of each Selling Stockholder that is a body corporate, that Selling Stockholder and its Affiliates, officers and directors or, in respect of a Selling Stockholder who is an individual, that Selling Stockholder and his Immediate Family Members.

“Selling Stockholder’s Bank Account” shall mean, in respect of each Selling Stockholder, such bank account of that Selling Stockholder as is notified in writing by it or him to Olayan or NESR prior to Olayan Closing or NESR Closing (as applicable).

“Selling Stockholders’ Representative” shall mean such persons of appropriate experience and seniority as may be nominated by the Reinvesting Selling Stockholders from time to time.

“Senior Managers” shall mean the Chief Executive Officer and the Chief Financial Officer of the Company.

“Sponsor” shall mean NESR Holdings Ltd., a company incorporated in the British Virgin Islands with its registered address at Ritter House, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

“Sponsor Stock” shall mean 5,750,000 ordinary shares in the capital of NESR issued on 9 February 2017 to the Sponsor for an aggregate subscription price of $25,000.

“Subsidiary” shall mean any Person of which: (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company; (ii) any contractual undertaking which is, on or at the date of this Agreement, owned (directly or indirectly) or controlled by the Company; or (iii) the Company is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.

“Surviving Provisions” shall mean Article I (Definitions) and Sections 6.9 (Publicity), 8.3 (Limitations for Breaches of Representations and Warranties), 9.1 (Expenses), 9.3 (Confidential Information), 9.5 (Submission to Jurisdiction; Consent to Service of Process; Arbitration), 9.6 (Governing Law), 9.7 (Entire Agreement; Amendments and Waivers), 9.8 (Notices) and 9.9 (Severability) and any other right, duty or obligation of either party that is expressly stated in this Agreement to survive termination.

“Taxes” shall mean: (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, or otherwise.

“Taxing Authority” shall mean any Governmental Body responsible for the administration of any Tax.

“Transaction Expenses” shall mean the aggregate amount of all out-of-pocket fees and expenses, incurred by or on behalf of, or for the benefit of, the Company or the Selling Stockholders in connection with the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, including: (A) any fees associated with required filings; (B) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Body or third parties on behalf of the Company or any of the Subsidiaries; (C) any fees or expenses associated with obtaining the release and termination of any Liens; (D) all brokers’ or finders’ fees; (E) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts, and (F) all sale, “stay-around,” retention, or similar bonuses or payments to current or former directors, officers, employees and consultants paid as a result of or in connection with the transactions contemplated hereby.

“UAE” shall mean the United Arab Emirates.

1.2          Terms Defined Elsewhere in this Agreement. For the purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Accountancy Firm	2.5
Acquisition Transaction	6.6(a)
Agreement	Recitals
Basket	8.3(a)
Business Combination	9.4
Cash Earn-Out	2.9(a)
Cash Earn-Out Condition	2.9(a)
Claim Closing	8.2(a) 2.6
Closing Date	2.6
Company	Recitals
Company Marks	6.10
Company Receivable	2.3(a)
Company Shares	Recitals
Competing Transaction	6.6(c)
Condition	7.1
Confidential Information	6.1
Consideration	2.2(a)
Consideration Equity Stock	2.2(a)(ii)
Dispute	9.5(a)
Dispute Notice	2.5
Dispute Meeting	2.5
Disputed Earn-out Items	3.3, Exhibit B
Disputed Leakage	2.5
Draft Earn-out Accounts	3.1, Exhibit B
Draft Earn-out Statement	3.1, Exhibit B
Earn-out Expert	3.5(B), Exhibit B
Earn-out Notice	3.3, Exhibit B
Existing Contract	2.9(a)
First EBITDA Earn-Out Amount	2.9(i)
First EBITDA Earn-Out Equity Stock	2.9(i)
Independent Accountant	2.5
Initial Cash Consideration Amount	2.2(a)(i)

Term	Section

IPO	9.4
LCIA	9.5(a)
Long-stop Date	7.2
NESR Board Recommendation	6.19(j)
NESR Closing Date	2.6(b)
NESR Closing Adjustment Leakage NESR Company Shares	2.4(d) 2.1(b)
NESR Initial Cash Consideration Amount	2.2(b)(i)
NESR Stockholder Meeting	6.18(h)
Notified Party	8.2(b)
Olayan Closing Adjustment Leakage Olayan Company Shares	2.4(a) 2.1(a)
Olayan Initial Cash Consideration Amount	2.2(b)(i)
Olayan Payment	2.6(a)(ii)
PIPE	2.12
Pre-NESR Closing Adjustment Leakage	2.4(d)
Pre-Olayan Closing Adjustment Leakage	2.4(c)
Proposed Dividend	2.3(b)
Proposed Equity Instrument	2.12
Proxy	4.4
Public Shareholders	9.4
Purchaser	Recitals
Purchaser’s Cap	8.3(b)
Purchaser Documents	4.2
Recipient Party	8.2(b)
Related Party Agreement	3.5
Renewed Contract	2.9(a)
Representatives	6.6(a)
Rules	9.5(a)
Second EBITDA Earn-Out Amount	2.9(ii)
Second EBITDA Earn-Out Equity Stock	2.9(ii)
Selling Stockholders	Recitals
Selling Stockholder Documents	3.2
Stock Earn-Outs	2.9(b)
Survival Period	8.1(a)
Third Party Claim	8.2(b)

1.3         Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)          Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

(b)          Headings. Headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders.

(c)          English legal terms. References to an English legal term or concept will, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

(d)          Provisions of Law. A reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and shall include any subordinate legislation made from time to time thereunder, except to the extent that the amendment or modification made or coming into effect after the date hereof would increase or alter the liability of any Party.

(e)          Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(f)          Rights and obligations of the Selling Stockholders. Any and all rights of the Selling Stockholders are given to each of them severally and not jointly and severally. Any and all representations, warranties, indemnities, covenants, agreements and obligations given or entered into by more than one Selling Stockholder under this Agreement are given or entered into severally and not jointly and severally and accordingly the liability of any Selling Stockholder in respect of any breach of any representation, warranty, indemnity, covenant, agreement or obligation shall extend only to any loss or damage arising from a breach by that Selling Stockholder.

Article II
SALE AND PURCHASE OF SHARES, PURCHASE PRICE; CLOSING

2.1          Sale and Purchase of Shares. Upon the terms and subject to the conditions set forth in this Agreement:

(a)          At Olayan Closing, each of the Selling Stockholders agrees to sell to Olayan, free and clear of any and all Liens and Encumbrances and together with all legal and beneficial rights and benefits attached or accruing to them on Olayan Closing, and Olayan agrees to purchase from the Selling Stockholders, such of the Company Shares owned by such Selling Stockholders as indicated in column (2) of Part 3 of Exhibit A which sets forth which Company Shares of such Selling Stockholder will be sold to and purchased by Olayan (collectively, the “Olayan Company Shares”); and

(b)          at NESR Closing, each of the Selling Stockholders agrees to sell to NESR, free and clear of any and all Liens and Encumbrances and together with all legal and beneficial rights and benefits attached or accruing to them on NESR Closing, and NESR agrees to purchase from the Selling Stockholders, such of the Company Shares owned by such Selling Stockholders as indicated in column (4) of Part 3 of Exhibit A which sets forth which Company Shares shall be sold to and purchased by NESR (collectively, the “NESR Company Shares”).

2.2          Consideration.

(a)          As consideration for the acquisition of the Company Shares, NESR and Olayan shall, in aggregate, pay to the Selling Stockholders an amount of cash in U.S. Dollars and NESR shall issue or transfer a number of shares of Equity Stock as follows (“Consideration”):

(i)         an amount in cash equal to $442,790,940 (the “Initial Cash Consideration Amount”); and

(ii)        11,318,827 shares of Equity Stock (the “Consideration Equity Stock”).

(b)          Allocation to NESR and Olayan. The Consideration shall be satisfied as follows:

(i)         the Initial Cash Consideration Amount shall be paid by each of Olayan and NESR in the amounts set forth against their names in columns (2) and (3) of Part 1 of Exhibit A, respectively, in accordance with Sections 2.6(a) and 2.6(b) (the “Olayan Initial Cash Consideration Amount” and the “NESR Initial Cash Consideration Amount”, respectively); and

(ii)        the Consideration Equity Stock shall be issued by NESR in accordance with Section 2.6(b).

(c)          Allocation to Selling Stockholders. The Olayan Initial Cash Consideration Amount, the NESR Initial Cash Consideration Amount and the Consideration Equity Stock shall be allocated to each Selling Stockholder in the amounts as set forth in columns (2), (3) and (5) of Part 1 of Exhibit A.

2.3          Company Receivable.

(a)          The Company agrees with the Selling Stockholders that, at or any time prior to the NESR Closing Date, the Company shall (and the Selling Stockholders shall take all action reasonably necessary to) assign to the Selling Stockholders proceeds received on or before NESR Closing in respect of any Group Company receivables, whether outstanding as of the date hereof or accruing in the period to NESR Closing, as are designated in writing by the Selling Stockholders up to the amount of the Receivable Amount (“Company Receivable”). The Company Receivable shall be apportioned amongst the Selling Stockholders in the same manner as the Proposed Dividend.

(b)   The Parties agree and acknowledge that the Selling Stockholders have proposed to declare (and the Company agrees with the Selling Stockholders only that it shall declare and pay) prior to NESR Closing one or more dividends of an aggregate amount (collectively, the “Proposed Dividend”) equal to the Receivable Amount. The Proposed Dividend shall be allocated amongst the Selling Stockholders in the amounts as set forth (as appropriate based on the applicable component of the Receivable Amount) in column (4), Part 1 of Exhibit A or Part 2 of Exhibit A. Each of the Selling Stockholders hereby irrevocably and unconditionally waives any rights or entitlements that it may have to any dividend or distribution in connection with the Proposed Dividend other than as set out (as appropriate based on the applicable component of the Receivable Amount) in column (4), Part 1 of Exhibit A or Part 2 of Exhibit A (and shall take any and all such actions as are deemed by the Company to be reasonably necessary to give full force and effect to such waiver and are notified in writing to that Selling Stockholder).

(c)          NESR will pay in cash, at NESR Closing, to the Selling Stockholders, the difference between the amount of the Proposed Dividend actually paid in cash by the Company to the Selling Stockholders (on the one hand) and the Receivable Amount (on the other hand) (the “Outstanding Receivable Amount”). The Outstanding Receivable Amount shall be apportioned amongst the Selling Stockholders in the same manner as the Proposed Dividend.

(d)          In the period commencing on Olayan Closing and ending on NESR Closing, Olayan shall use its rights and entitlements to ensure that the transactions contemplated by this Section 2.3, including (without limitation) in connection with the Company Receivable and the declaration and payment of the Proposed Dividend, are completed in accordance with the terms hereof prior to NESR Closing. Olayan hereby irrevocably and unconditionally waives any rights or entitlements that it may have to any dividend or distribution in connection with the Proposed Dividend or any Permitted Leakage (and shall take any and all such actions as are deemed by any Selling Stockholder to be reasonably necessary to give full force and effect to such waiver and are notified in writing to Olayan).

2.4          Leakage.

(a)          Each of the Selling Stockholders severally undertakes to Olayan in respect of itself or himself and its or his Seller’s Group only that since (but excluding) the Locked Box Date to the date of this Agreement there has not been any Leakage and there will not be any Leakage from the date of this Agreement until Olayan Closing, in each case other than Permitted Leakage.

(b)          Each of the Selling Stockholders severally undertakes to NESR in respect of itself or himself only and its Seller’s Group that since (but excluding) the Locked Box Date there has not been any Leakage and there will not be any Leakage from the date of this Agreement until NESR Closing, in each case other than Permitted Leakage.

(c)          If, within 180 days after the Olayan Closing Date, Olayan becomes aware of any Leakage in the period between (but excluding) the Locked Box Date and Olayan Closing (“Pre-Olayan Closing Adjustment Leakage”), Olayan shall notify in writing the Selling Stockholders with reasonable details of the amount of the Leakage. Subject to Olayan Closing, the Relevant Leakage Proportion of the Pre-Olayan Closing Adjustment Leakage shall be payable to Olayan in cash by the Selling Stockholder who received the relevant payment, benefit or asset which resulted in that Leakage, within 20 Business Days of such written notification.

(d)          If, within 180 days after the NESR Closing Date, NESR becomes aware of any Leakage in the period between (but excluding) the Locked Box Date and NESR Closing (“Pre-NESR Closing Adjustment Leakage”), NESR shall notify in writing the Selling Stockholders with reasonable details of the amount of the Leakage. Subject to NESR Closing, NESR shall be paid the Relevant Leakage Proportion of the Pre-NESR Closing Adjustment Leakage in cash by the relevant Selling Stockholder who received the relevant benefit, payment or asset which resulted in that Leakage within 20 Business Days of such written notification. For the avoidance of doubt, Olayan and NESR shall together only recover once in respect of any Leakage.

(e)          If the Parties disagree as to the amount of any Leakage, the Parties shall resolve their dispute according to the procedure provided for in Section 2.5.

(f)          If any Selling Stockholder does not pay to NESR any Pre-NESR Closing Adjustment Leakage due and payable by it within 30 days of the settlement or determination of any Pre-NESR Closing Adjustment Leakage, NESR is authorized to cancel a number of shares of Equity Stock at $10 per Equity Stock of such Selling Stockholder in default to satisfy such amount due and payable, as an alternative remedy to pursuing collection in cash, provided that adequate Equity Stock remains held by such Selling Stockholder. Each Selling Stockholder hereby grants to the Secretary of NESR a power of attorney to cancel such number of shares of Equity Stock as permitted under this Section 2.4(f). For the purposes of this Section 2.4(f), any Pre-NESR Closing Adjustment Leakage shall be deemed to be (A) settled, only if NESR and the relevant Selling Stockholder so agree in writing; and (B) determined only upon the Independent Accountant issuing its determination in respect thereof in accordance with Section 2.5.

2.5          Resolution of Accounting Dispute.

In the event that the relevant Parties are unable to agree as to the quantum (rather than the existence) of any Leakage (the “Disputed Leakage”), such Parties shall adopt the following procedure to resolve their dispute. The Parties shall, within 10 Business Days of service of a written notice from either party to the other (“Dispute Notice”) hold a meeting (“Dispute Meeting”) in an effort to resolve the dispute. In the absence of agreement to the contrary, the Dispute Meeting shall be held at the registered office of the Company. Each Party shall use its reasonable endeavors to resolve the dispute. If within 20 Business Days of service of the Dispute Notice the Parties remain unable to resolve the dispute, (on the one hand) the relevant Selling Stockholder, and (on the other hand) prior to NESR Closing, Olayan and NESR or, after NESR Closing, NESR, shall jointly appoint an independent accounting firm to assess any disputed amounts from among either KPMG, Deloitte and Touche or PricewaterhouseCoopers (each an “Accountancy Firm”) or, if such Parties fail to appoint such firm within 10 Business Days of the expiry of such period, such of the aforementioned independent accounting firms as the President of the Institute of Chartered Accounts in England and Wales may, on the application of either Party, nominate (“Independent Accountant”). The Independent Accountant, acting as expert, shall be requested to make a determination in respect of the Disputed Leakage within 10 Business Days of their appointment and to notify the Parties in writing of their determination. Such determination shall be final and binding upon the Parties, except in the case of fraud or manifest error.

2.6          Closing Date.

Each of Olayan and NESR shall consummate with the Selling Stockholders the sale and purchase of the Olayan Company Shares and the NESR Company Shares (“Closing”) on the Olayan Closing Date and the NESR Closing Date, respectively (“Closing Date”).

(a)          Olayan Closing Date and Obligations.

(i)          The Olayan Closing shall occur on the Olayan Closing Date.

(ii)         On the Olayan Closing Date, Olayan shall procure the payment in cash of the Olayan Initial Cash Consideration Amount to the Selling Stockholders by way of the transfer, in immediately available funds, to each such Selling Stockholder’s Bank Account of such part of the Olayan Initial Cash Consideration Amount as is set out against such Selling Stockholder’s name in column (2) of Part 1 of Exhibit A (collectively, the “Olayan Payment”). On the Olayan Closing Date, each Selling Stockholder shall simultaneously with receipt of Olayan Payment initiate the transfer, in accordance with Laws of DIFC, of the legal and beneficial ownership of the Olayan Company Shares owned by it to Olayan free from any Encumbrances, and carry out any other actions required at Olayan Closing to complete the transfer of legal and beneficial interest in such Olayan Company Shares to Olayan, including the provision of access to Olayan to the electronic register of members of the Company to enable Olayan to verify the transfer of the Olayan Company Shares. The Olayan Closing shall occur at the offices of Freshfields Bruckhaus Deringer LLP, 20th Floor, Al Fattan Currency House, Tower 2, DIFC, Dubai, UAE.

(b)          NESR Closing Date.

(i)           Subject to the satisfaction of the Condition set forth in Article VII, the NESR Closing Date shall occur on the 10th Business Day following the first day on which the Condition has been satisfied in accordance with this Agreement or such other date as the Selling Stockholders and NESR may agree in writing (“NESR Closing Date”). The NESR Closing shall occur at the offices of Freshfields Bruckhaus Deringer LLP, 20th Floor, Al Fattan Currency House, Tower 2, DIFC, Dubai, UAE.

(ii)          On the NESR Closing Date, NESR shall:

(A)          subject to Section 2.12, procure the payment in cash of the NESR Initial Cash Consideration Amount to the Selling Stockholders, by way of transfer, in immediately available funds, to each such Selling Stockholder’s Bank Account of such part of the NESR Initial Cash Consideration Amount as is set out against such Selling Stockholder’s name in column (3) of Part 1 of Exhibit A;

(B)          issue the Consideration Equity Stock (credited as fully paid) to the Selling Stockholders in the amounts set out against each Selling Stockholder’s name in column (5) of Part 1 of Exhibit A; and

(C)          comply with its obligations under Section 2.3(c).

NESR shall pay the NESR Initial Cash Consideration Amount and issue the Consideration Equity Stock to Selling Stockholders in accordance with Section 2.2 by registration of such Consideration Equity Stock in the respective Selling Stockholder’s name with NESR’s registered agent. Upon payment of the NESR Initial Cash Consideration Amount and the issuance of the Consideration Equity Stock, each Selling Stockholder shall simultaneously at NESR Closing initiate the transfer, in accordance with the Laws of DIFC, of the legal and beneficial ownership of the NESR Company Shares owned by it free from any Encumbrances, and carry out any other actions required at Closing to effectuate the transaction, including the provision of access to NESR to the electronic register of members of the Company to enable NESR to verify the transfer of the NESR Company Shares. The NESR Closing shall occur at the offices of Freshfields Bruckhaus Deringer LLP, 20th Floor, Al Fattan Currency House, Tower 2, DIFC, Dubai, UAE.

2.7          Closing Deliverables.

(a)          Deliveries by the Selling Stockholders on the Olayan Closing Date. At the Olayan Closing Date, each of the Selling Stockholders shall deliver or shall cause the Company to deliver, as applicable, to Olayan and NESR copies of Board of Director resolutions of each Selling Stockholder (except any Selling Stockholder who is an individual), certified by the Secretary or an authorized person of such Selling Stockholder as to the authorization of this Agreement and all of the transactions contemplated hereby.

(b)          Deliveries by the Selling Stockholders on the NESR Closing Date. At the NESR Closing Date, each of the Selling Stockholders or the Reinvesting Selling Stockholders (as applicable) shall deliver or shall cause the Company to deliver, as applicable, to NESR:

(i)           (to the extent not already delivered) copies of releases from Related Party Agreements to which such Selling Stockholder is a party (save for any Related Party Agreements set forth in Part 2 of Schedule 6.14), in each case as defined in Section 3.5 and subject to the terms of Section 6.14; and

(ii)          the Registration Rights Agreement and the Relationship Agreement, duly executed by that Reinvesting Selling Stockholder.

(c)          Deliveries by Olayan to the Selling Stockholders on the Olayan Closing Date. Olayan shall deliver to the Selling Stockholders on the Olayan Closing Date copies of resolutions of its board of directors, certified by the Secretary of that Purchaser as to the authorization of this Agreement and all of the transactions contemplated hereby.

(d)          Deliveries by NESR to the Selling Stockholders on the NESR Closing Date. NESR shall deliver to the Selling Stockholders or the Reinvesting Selling Stockholders (as applicable) on the NESR Closing Date:

(i)           to the Selling Stockholders, copies of resolutions of its board of directors, certified by the Secretary of that Purchaser as to the authorization of this Agreement and all of the transactions contemplated hereby; and

(ii)          to each Reinvesting Selling Stockholder:

(A)          stock certificates from NESR representing the shares of Consideration Equity Stock, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached and otherwise sufficient to transfer the Consideration Equity Stock free and clear of all Liens and Encumbrances, unless any Reinvesting Selling Stockholder accepts electronic registration of such Consideration Equity Stock in such Reinvesting Selling Stockholder’s name with the registered agent of NESR, in which case NESR shall procure the delivery of evidence (in a form reasonably satisfactory to the relevant Reinvesting Selling Stockholder) showing the registration of the Consideration Equity Stock in the name of that Reinvesting Selling Stockholder; and

(B)          the Registration Rights Agreement and the Relationship Agreement, duly executed by NESR.

(e)          Failure to comply. If the obligations of any of the Selling Stockholders under Sections 2.6(b) and 2.7(b) are not complied with on or before the NESR Closing Date or the obligations of NESR under Sections 2.6(b) and 2.7(d) are not complied with on or before the NESR Closing Date, then:

(i)           NESR (in respect of non-compliance by any Selling Stockholder) or any Selling Stockholder (in respect of non-compliance by NESR) may terminate this Agreement by notice in writing to the other Parties; or

(ii)          NESR (in respect of non-compliance by any Selling Stockholder) or the Selling Stockholders (acting jointly) (in respect of non-compliance by NESR) may either defer NESR Closing to a later Business Day (so that the relevant provisions of Sections 2.6 and 2.7 shall apply to NESR Closing as so deferred) or proceed to NESR Closing as far as practicable (without limiting the rights of any party under this Agreement) without prejudice to any rights that the fully performing party may have against the non-complying party for costs and expenses incurred by the fully performing party as a result of such delay.

2.8         Olayan NESR Share Exchange.

(a)          On the NESR Closing Date, Olayan shall sell to NESR all of its Olayan Company Shares, free of any Liens and Encumbrances, valued in the amount of the Olayan Initial Cash Consideration Amount, in consideration and exchange for such number of Equity Stock as is equal to the quotient of: (i) the Olayan Initial Cash Consideration Amount; and (b) 11.244. Each of Olayan and NESR shall take all necessary actions to effectuate this exchange of the Olayan Company Shares.

2.9         Earn-Out Payment. Following the NESR Closing Date, NESR shall make the following payments, according to the following terms and subject to the satisfaction of the following conditions, in cash and/or in Equity Stock to be paid or issued or transferred by NESR to the Selling Stockholders.

(a)	Cash Earn-Out. The Selling Stockholders shall receive an amount in cash equal to $7,572,444 as additional consideration for the NESR Company Shares (“Cash Earn-Out”) upon, and subject to, any member of the Group entering into, renewing or extending any agreement(s) (the “Renewed Contract”) with the Saudi Arabian Oil Company or any of its Affiliates on materially the same terms as the Saudi Aramco Contract 6600032564 for Cementing & Other Oilfield Services (as supplemented and/or modified by the Saudi Aramco Pricing Letter) (the “Existing Contract”) to which the Company is a party as of the date hereof (the “Cash Earn-Out Condition”), provided that the Cash Earn-Out Condition shall (and shall be deemed to) be satisfied to the extent that the Renewed Contract is not entered into as a result of any transaction contemplated by this Agreement or anything done by NESR or anything done or omitted to be done before NESR Closing pursuant to and in compliance with this Agreement or otherwise at the request in writing or with the approval in writing of NESR.

For the purposes of this Section 2.9(a), the Renewed Contract shall be deemed to be on materially the same terms as the Existing Contract unless any of the Saudi Aramco Services have not been included in the Renewed Contract or there occurs a Saudi Aramco Material Price Reduction.

The Cash Earn-Out will be paid within 10 days of the satisfaction of the Cash Earn-Out Condition and allocated to the Selling Stockholders as set forth in column (6) of Part 1 of Exhibit A.

(b)          Equity Stock Earn-Out. The Reinvesting Selling Stockholders shall be entitled to up to two issuances of Equity Stock (“Stock Earn-Outs”), which shall constitute distributions of NESR stock valued at $10 per share, on the following terms and if the following conditions are met. Each of the Stock Earn-Outs shall be allocated to the Reinvesting Selling Stockholders in their Reinvestment Proportion.

(i)          First Equity Stock Earn-Out. NESR shall issue or transfer to the Reinvesting Selling Stockholders the First EBITDA Earn-Out Equity Stock (as defined by this Section, credited as fully paid and free and clear of any Liens and Encumbrances) if the 2018 NESR EBITDA is greater than $157 million. For the purpose of clarity, if the 2018 NESR EBITDA is less than or equal to $157 million then the First EBITDA Earn-Out Equity Stock will not be issued or transferred as the calculated multiple will be less than or equal to 0 (zero). In the event that the 2018 NESR EBITDA is greater than $157 million, then the Reinvesting Selling Stockholders shall be issued or transferred Equity Stock equal to the quotient of the First EBITDA Earn-Out Amount and $10 per share of Equity Stock subject to a maximum cap of 1,671,704 shares of Equity Stock (the “First EBITDA Earn-Out Equity Stock”). The “First EBITDA Earn-Out Amount” shall be:

(2018 NESR EBITDA – 157)/(166-157) x (0.80 x {Equity Stock percentage of total Consideration i.e. 24.88% as attributed to Section 2.2(a)(ii)}x $84,000,000.

(ii)         Second Equity Stock Earn-Out. NESR shall issue or transfer to the Reinvesting Selling Stockholders the Second EBITDA Earn-Out Equity Stock (credited as fully paid and free and clear of any Liens and Encumbrances) if the 2018 NESR EBITDA is greater than $166 million. For the purpose of clarity, if the 2018 NESR EBITDA is less than or equal to $166 million then the Second EBITDA Earn-Out Equity Stock will not be issued or transferred as the calculated multiple will be less than or equal to 0 (zero). In the event that the 2018 NESR EBITDA is greater than $166 million and less than or equal to $200 million then the Reinvesting Selling Stockholders shall be issued or transferred Equity Stock equal to the quotient of the Second EBITDA Earn-Out Amount and $10 per share of Equity Stock subject to a maximum cap of 1,671,704 shares of Equity Stock (the “Second EBITDA Earn-Out Equity Stock”). The “Second EBITDA Earn-Out Amount” shall be:

(2018 NESR EBITDA (if greater than 166) – 166)/(200-166) x (0.80 x {Equity Stock percentage of total Consideration i.e. 24.88% as attributed to Section 2.2(a)(ii)} x $84,000,000

(c)          Calculation of 2018 NESR EBITDA. The 2018 NESR EBITDA shall be calculated and the Earn-Out Equity Stock shall be issued in accordance with Exhibit B and the Parties shall comply with their respective obligations thereunder.

2.10       Management Alignment

NESR shall procure that the provisions relating to the price of Equity Stock applicable to the restrictions on sale, transfer and assignment of the Sponsor Stock, as summarized in Amendment No. 3 to Form S-1 filed with the SEC on 10 May 2017, shall (without amending any other part of that filing) be amended as follows:

(a)	up to 50 percent of the Sponsor Stock may be sold, transferred or assigned in accordance with the terms of that Amendment No. 3;

(b)	up to 75 percent of the Sponsor Stock may be sold, transferred or assigned at any time after the last sale price of the Equity Stock equals or exceeds $15 per share of Equity Stock (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing on or after the date that is 150 days after NESR Closing; and

(c)	up to 100 percent of the Sponsor Stock may be sold, transferred or assigned at any time after the last sale price of the Equity Stock equals or exceeds $17.50 per share per Equity Stock (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing on or after the date that is 150 days after NESR Closing.

2.11       Right of First Refusal.

A Reinvesting Selling Stockholder shall have a right of first refusal to purchase any NESR Company Shares being sold by any other Reinvesting Selling Stockholder at any time prior to the first anniversary of NESR Closing. The Reinvesting Selling Stockholder shall provide notice to all other Reinvesting Selling Stockholders of its intent to sell such Consideration Equity Stock, and each Reinvesting Selling Stockholder shall have 10 Business Days within which to respond of its intention to exercise its right of purchase. If more than one Reinvesting Selling Stockholder wishes to exercise such right, such Reinvesting Selling Stockholders shall share in the purchase of the Company Shares proportionately to their Reinvestment Proportion.

2.12       PIPE.

NESR shall procure that, in the period prior to NESR Closing, each Reinvesting Selling Stockholder (or any Affiliate(s) nominated by it) is offered the opportunity to subscribe for upto 50 percent of any Equity Stock or any other shares or stock in the share capital of NESR or any instrument that is convertible into or exercisable or exchangeable for, or which gives the right to subscribe for, Equity Stock or any other shares or stock in the share capital of NESR that is proposed to be issued by NESR (“Proposed Equity Instrument”), before such Proposed Equity Instrument is offered for subscription to any other person. The Proposed Equity Instrument shall be offered to the Reinvesting Selling Stockholders (or any of its Affiliate(s) nominated by it) in the Reinvestment Proportion, provided that any Proposed Equity Instrument not taken up by any Reinvesting Selling Stockholder (or its Affiliate(s) shall be offered to each other Reinvesting Selling Stockholder (or any Affiliate(s) nominated by it) in proportion to their Reinvestment Proportion before it is offered to any third party. If any Proposed Equity Instrument is proposed to be offered for subscription to a third party as a result of the Reinvesting Selling Stockholders (or their Affiliate(s)) not subscribing for it, then it shall be offered on terms that are no more favourable to that third party than the terms offered to the Reinvesting Selling Stockholders and any such subscription must be completed within a period of 60 days from the date that the Proposed Equity Stock was first offered to the Reinvesting Selling Stockholders. A Reinvesting Selling Stockholder (or its nominated Affiliate(s)) shall, from the date of receiving the written notice of the offer for subscription of Proposed Equity Stock referred to in this Section, have 48 hours to accept or decline the offer. Any Reinvesting Selling Stockholder that accepts such offer for subscription shall be entitled to satisfy any subscription price or other consideration due for any Proposed Equity Instrument by setting off all or any part of such price or consideration against all or any part of the NESR Initial Cash Consideration that shall be otherwise due to it at NESR Closing (and NESR shall procure that such Reinvesting Selling Stockholder’s payment obligations in respect of any such Equity Instrument shall be so deferred until NESR Closing).

Article III
WARRANTIES RELATING TO THE SELLING STOCKHOLDERS

Each Selling Stockholder, severally and not jointly, hereby warrants to the Purchaser in respect of itself or himself only (and, for the avoidance of doubt, not in respect of any other Selling Stockholder) that:

3.1          Organization. The Selling Stockholders may be composed of both individuals and corporations. Each Selling Stockholder who is a corporation is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted.

3.2          Authorization of Agreement. Each Selling Stockholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and has, or will at the applicable Closing Date have all requisite power, authority and legal capacity to execute and deliver each other agreement, document, or instrument or certificate expressly contemplated by this Agreement to be executed by such Selling Stockholder in connection with the consummation of the transactions contemplated by this Agreement (the “Selling Stockholder Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Selling Stockholder Documents, and the consummation of the transactions contemplated hereby and thereby, has been or, in respect of each Selling Stockholder Document, will be duly authorized and approved by all required corporate action (if applicable) on the part of such Selling Stockholder. This Agreement has been, and each of the Selling Stockholder Documents will be at or prior to the Closing, duly and validly executed and delivered by such Selling Stockholder and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the Selling Stockholder Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with its terms.

3.3          Conflicts; Consents of Third Parties.

(a)          None of the execution and delivery by each Selling Stockholder of this Agreement or the Selling Stockholder Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by such Selling Stockholder with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of: (i) the certificate of incorporation and by-laws or comparable organizational documents of such Selling Stockholder; (ii) any Order of any Governmental Body applicable to such Selling Stockholder or by which any of the properties or assets of such Selling Stockholder are bound; or (iii) any applicable Law.

(b)          No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required by such Selling Stockholder in connection with the execution and delivery of this Agreement, the Selling Stockholder Documents, the compliance by such Selling Stockholder with any of the provisions hereof, or the consummation of the transactions contemplated hereby.

3.4          Ownership and Transfer of Shares. The Selling Stockholder is the recorded legal owner of the Company Shares as indicated against its or his name in Exhibit A, free and clear of any and all Liens and encumbrances. Each Selling Stockholder has the power and authority to sell, transfer, assign and deliver such Company Shares as provided in this Agreement, and such delivery will convey to the relevant Purchaser legal and beneficial ownership of such Company Shares, free and clear of any and all Liens.

3.5          Related Party Agreements. Except in respect of the agreements set forth in Part 1 of Schedule 6.14 (each a “Related Party Agreement”), each Selling Stockholder is not party to any agreement, as of the date hereof, with the Company or any Subsidiary under which the Company or any Subsidiary has any outstanding liability, obligation or commitment.

3.6          Litigation. There are no Legal Proceedings pending or, to the Knowledge of the relevant Selling Stockholder, threatened in writing against that Selling Stockholder or to which the Selling Stockholder is otherwise a party, in each case in relation to this Agreement, the Selling Stockholder Documents or the transactions contemplated hereby and thereby.

Article IV
WARRANTIES OF PURCHASER

Each of NESR and Olayan hereby severally warrants to the Selling Stockholders that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the NESR Closing Date and the Olayan Closing Date, respectively:

4.1          Organization and Good Standing. Olayan and NESR are entities duly organized, validly existing and in good standing under the laws of their respective state or jurisdiction of incorporation and have all requisite corporate power and authority to own, lease and operate properties and carry on their businesses.

4.2          Authorization of Agreement. Olayan and NESR have full corporate power, legal capacity and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of each Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to NESR Closing, duly executed and delivered by each Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of each Purchaser, enforceable against the Purchaser in accordance with its respective terms.

4.3          Conflicts; Consents of Third Parties.

(a)          None of the execution and delivery by the Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by the Purchaser with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of: (i) the certificate of incorporation and by-laws or comparable organizational documents of such Purchaser; (ii) any Contract, or Permit to which the Purchaser is a party or by which any of the properties or assets of the Purchaser are bound; (iii) any Order of any Governmental Body applicable to the Purchaser or by which any of the properties or assets of the Purchaser are bound; or (iv) any applicable Law.

(b)          No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by the Purchaser with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby.

4.4          Proxy Process. The Selling Stockholders acknowledge that NESR cannot proceed to NESR Closing unless and until NESR has first filed with the SEC, in compliance with Law, a disclosure statement of the acquisition of the Company Shares and other assets and a submission to all shareholders of NESR requesting a shareholder vote to approve the transaction contemplated hereby (“Proxy”).

4.5          Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Purchaser, threatened against the Purchaser or to which the Purchaser is otherwise a party relating to this Agreement, the Purchaser Documents or the transactions contemplated hereby and thereby.

4.6          Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof, except JPMorgan which has acted as financial advisor to NESR.

Article V
WARRANTIES OF NESR

NESR hereby represents and warrants to the Selling Stockholders that the statements contained in this Article V are true and correct as of the date of this Agreement and will be true and correct as of the NESR Closing Date:

5.1          Liabilities. Except as publicly disclosed as of the date hereof, no member of the NESR Group:

(a)          has any outstanding liabilities;

(b)          has any obligations or commitments of any nature whatsoever under or in connection with any agreement, arrangement or understanding;

(c)          is in breach of any applicable Law, including in respect of any filings required to be made by it with the SEC; or

(d)          is party to any pending or threatened civil, criminal, arbitration, administrative or other proceedings against it.

5.2          Proxy. Except in respect of any information provided by the Company or any Subsidiary of the Company, all information contained in the Proxy, at the time: (i) the Proxy (or any amendment thereof or supplement thereto) is first mailed to the stockholders of NESR; (ii) of the NESR Stockholders’ Meeting; and (iii) of the NESR Closing, will be true and accurate and the Proxy will not fail to state any material fact required to be stated therein or necessary in order to make the statements therein complete and not misleading.

5.3          NESR Trust. The NESR Trust contains an amount equal to at least $229 million as of the date hereof and it is in full force and effect.

5.4          Equity Stock. No Equity Stock has been issued or transferred by any member of the NESR Group or agreed to be issued or transferred by NESR for a price that is less than $10 per Equity Stock, and NESR has not issued or agreed to issue any instrument that is convertible into, or exercisable or exchangeable for, or which gives the right to subscribe for, Equity Stock or that entitles its holder to be issued or subscribe for Equity Stock for a price that is less than $10 per Equity Stock.

Article VI
COVENANTS

6.1          Access to Information; Confidentiality. The Company shall, and the Company shall cause the Subsidiaries to, afford to NESR and its accountants, counsel, financial advisors, directors, officers and employees reasonable access, during normal business hours upon reasonable notice throughout the period prior to the earlier of NESR Closing and the termination of this Agreement in accordance with the terms hereof, to the Company’s and the Subsidiaries’ respective books, financial information (including working papers and data in the possession of the Company’s or the Subsidiaries’ or their respective independent public accountants, internal audit reports, and “management letters” from such accountants with respect to the Company’s or any of the Subsidiaries’ systems of internal control), Contracts and records of the Company and the Subsidiaries to the extent required for the purposes of monitoring the financial performance of the Company, preparing for the transition of the ownership of the Company to NESR or preparing the Proxy and, during such period, shall furnish as soon as reasonably practicable such information in the possession or control of the Company or any Subsidiary concerning the businesses, properties and personnel of the Company and the Subsidiaries as NESR shall reasonably request for any such purpose; provided, however, such investigation shall not disrupt the Company’s operations in any material manner. The Company shall authorize and direct the appropriate directors, managers and employees of each such Subsidiary to discuss matters involving the operations and business of the Company or such Subsidiary, as the case may be, with NESR during normal business hours and upon reasonable notice and then only to the extent that it will not and is not reasonably likely to disrupt the Company’s operations in any material manner. All information provided to, or obtained by, the Purchaser, the Company, or the Selling Stockholders in relation to the subject matter of, and negotiations leading to, this Agreement, including but not limited to the terms of this Agreement, shall be considered “Confidential Information” and kept strictly confidential by the Parties; provided that the Purchaser and the Company may disclose such information as is necessary: (i) to fulfill the Condition; or (ii) to include in the Proxy. No information provided to or obtained by the Purchaser pursuant to this Section 6.1 shall limit or otherwise affect the remedies available hereunder to the Purchaser (including the Purchaser’s right to any damages), or the warranties of, or the conditions to the obligations of, the Parties.

6.2          Conduct of Group Business Pending NESR Closing.

(a)          Except (i) as otherwise expressly provided in this Agreement, or (ii) any Permitted Leakage, or (iii) to comply with applicable Law, or (iv) with the prior written consent of NESR, or (v) in the Ordinary Course of Business, or (vi) any act undertaken or agreement, arrangement or understanding entered into between the Company or any of its Subsidiaries or amongst any Subsidiaries of the Company, or (vii) as contemplated in the Annual Budget, the Company shall not, and the Company shall cause the Subsidiaries not to in the period commencing on the date of this Agreement and ending on the earlier of NESR Closing and the termination of this Agreement:

(i)         declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of, or other ownership interests in, the Company or any of the Subsidiaries or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or any of the Subsidiaries;

(ii)        transfer, issue, sell, pledge, encumber or dispose of any shares of capital stock or other securities of, or other ownership interests in, the Company or any of the Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in, the Company or any of the Subsidiaries;

(iii)       effect any recapitalization, reclassification, stock split, combination or like change in the share capital of the Company or any of the Subsidiaries;

(iv)       amend the certificate of incorporation or by-laws or equivalent organizational or governing documents of the Company or any of the Subsidiaries;

(v)        (A) increase the salary or other compensation of any director or Senior Manager of the Company or any of the Subsidiaries, except for normal year-end increases in the Ordinary Course of Business; or (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation in connection with the transactions contemplated hereby to any director, officer or employee of the Company or any Subsidiary;

(vi)       terminate the employment of any Senior Manager;

(vii)      acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of, or used by, the Company and the Subsidiaries, other than in the Ordinary Course of Business. A property or asset shall be deemed to be “material” if its value exceeds $500,000;

(viii)     enter into or agree to enter into any merger or consolidation with any corporation or other entity, create a new Subsidiary or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities, of any other Person;

(ix)       cancel or compromise any material debt or claim except in the Ordinary Course of Business;

(x)        enter into any commitment for capital expenditures of the Company and the Subsidiaries in excess of $5 million per month;

(xi)       except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any member of the Seller’s Group;

(xii)      terminate, amend in any material respect, fail to renew, or waive any material rights under any Material Contract, other than in the Ordinary Course of Business;

(xiii)     dispose of or destroy any corporate records or other books or records of the Group;

(xiv)     settle or compromise any pending or threatened Legal Proceeding or any claims, in each case where the liability to the Company or a Subsidiary in respect thereof exceeds $1 million; and

(xv)      take any steps to dissolve, wind-up or liquidate any Subsidiary.

6.3          NESR Group Conduct Pending the NESR Closing. Except as otherwise expressly provided in this Agreement, to comply with applicable Law or with the prior written consent of the Selling Stockholders, NESR shall not and shall cause its Affiliates not to, in the period commencing on the date of this Agreement and ending on the earlier of NESR Closing and the termination of this Agreement, undertake any of the acts, matters or things set out in Section 6.2 (except Sections 6.2(a)(i) or 6.2(a)(iii)) as if any reference to the Company or any Subsidiary shall be deemed to be a reference to NESR or each of its Affiliates, respectively.

6.4          No Further Actions. Each Selling Stockholder and Purchaser shall make all efforts to effectuate all the necessary corporate actions required of it (including but not limited to seeking and obtaining the approval of its shareholders, making applicable filings and voting its own shares in favor of any shareholder resolutions) to enable the transfer of any Company Shares or the transfer or issuance of Equity Stock required under this Agreement.

6.5          Third Party Consents. The Selling Stockholders and the Company shall reasonably co-operate with NESR to enable compliance with the statutory requirement under the laws of Algeria to engage in formal consultation with the Algerian government with respect to a proposed transfer of ultimate ownership in the Company in order to obtain at the earliest practicable date all consents, waivers and approvals from, and provide all notices to the responsible authorities in, Algeria in relation thereto. Executed counterparts of such consents, waivers and approvals shall be delivered to each Selling Stockholder and the Company promptly after receipt thereof by any Purchaser or to the Purchaser promptly after receipt by any Selling Stockholder or the Company, and copies of such notices shall be delivered to the Purchaser (if delivered by any Selling Stockholder or the Company) or to the Selling Stockholder and the Company (if delivered by any Purchaser), in each case promptly after the making thereof. Notwithstanding anything to the contrary in this Agreement, none of the Selling Stockholders, the Purchaser nor any of their Affiliates (which for purposes of this sentence shall include the Company) shall be required by any other Party to pay any amounts in connection with obtaining any consent, waiver or approval.

6.6          No Shop.

(a)          During the period from the date of this Agreement and through the earlier of NESR Closing and termination or expiry of this Agreement, unless Olayan does not comply with the provisions of Section 2.6(a), the Selling Stockholders and the Company shall not, and the Company shall not permit the Subsidiaries and the Company shall not permit its or its Subsidiaries’ directors, officers or employees and each Selling Stockholder shall not permit its respective directors, officers or employees, (collectively, the “Representatives”) to, directly or indirectly: (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of all or substantially all of the assets of the Company or any of the Subsidiaries or any capital stock or other ownership interests of the Company or any of the Subsidiaries, other than the transactions contemplated by this Agreement (an “Acquisition Transaction”); (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction; (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company or the Subsidiaries in connection with an Acquisition Transaction; or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b)          The Selling Stockholders and the Company shall (and the Selling Stockholders and the Company shall cause their respective directors, officers and employees to, and the Company shall cause the Subsidiaries and their Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser) conducted heretofore with respect to any Acquisition Transaction. The Company agrees not to (and the Company agrees to cause the Subsidiaries not to) release any third party involved in such discussions or negotiations from the confidentiality and standstill provisions of any agreement to which the Company or any of the Subsidiaries is a party in connection with any Acquisition Transaction.

(c)          During the period from the date of this Agreement and through the earlier of NESR Closing and termination or expiry of this Agreement, except for a Permitted Transaction, NESR shall not and shall procure that none of its Affiliates or its or their directors, officers or employees shall, directly or indirectly: (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of all or substantially all of the assets of any Person or of any capital stock or other ownership interests of any Person (a “Competing Transaction”); (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of a Competing Transaction; or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(d)          NESR shall and shall procure that its Affiliates and its and their directors, officers and employees shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than any Selling Stockholder) conducted heretofore with respect to any Competing Transaction (except any Permitted Transaction).

6.7          Non-Solicitation; Confidentiality.

(a)          For a period of one year from and after the NESR Closing Date, the Selling Stockholders shall not, and shall cause their directors, officers or employees (acting in their capacity as such) not to, directly or indirectly: (i) cause, solicit, induce or encourage any Senior Managers of the Company or the Subsidiaries to leave such employment for the purpose of hiring, employing or otherwise engaging any such individual, except in the event that any Senior Manager responds to any bona fide employment advertisement that is not directed at one or more of the Senior Managers; or (ii) cause, induce or encourage any client or supplier which is party to a Material Contract as of the date hereof to terminate any such Material Contract or modify it in a manner that is materially adverse to the Company or any Subsidiary.

(b)          From and after the NESR Closing Date, the Selling Stockholders shall not and shall cause their directors, officers and employees not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Purchaser any Confidential Information (as defined below). The Selling Stockholders shall not have any obligation to keep confidential (or cause its officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is required by applicable Law; provided, however, that in the event disclosure is required by applicable Law, the Selling Stockholders shall, to the extent reasonably possible, provide the Purchaser with prompt notice of such requirement prior to making any disclosure so that the Purchaser may seek an appropriate protective order.

(c)          From the date of this Agreement until the NESR Closing Date, the Purchaser shall not and shall cause its directors, officers and employees not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Selling Stockholders any Confidential Information (as defined below). The Purchaser shall not have any obligation to keep confidential (or cause its officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is required by applicable Law; provided, however, that in the event disclosure is required by applicable Law, the Purchaser shall, to the extent reasonably possible, provide the Company with prompt notice of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order.

(d)          For the purposes of this Section 6.7(b) and 6.7(c), “Confidential Information” means any information with respect to the Company or any of the Subsidiaries, including methods of operation, customer lists, products, prices, fees, costs, inventions, trade secrets, know-how, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.

(e)          The covenants and undertakings contained in Sections 6.6 and 6.7 relate to matters which are of a special, unique and extraordinary character and a violation of any of their terms may cause irreparable injury to the Party that has the benefit of them, the amount of which may not be possible to estimate or determine and which may not be adequately compensated. Accordingly, the remedy at law for any breach of Section 6.6 or 6.7 may be inadequate. Therefore, the Party that has the benefit of any such covenant or undertaking will be entitled to seek a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of Section 6.6 or 6.7. The rights and remedies provided by this Section 6.7(e) are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.

(f)          The Parties agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.7 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

6.8          Preservation of Records. Subject to any retention requirements of applicable Law relating to the preservation of Tax records, the Selling Stockholders and the Purchaser agree that each of them shall (and NESR shall from the NESR Closing Date cause the Company and the Subsidiaries to) use their reasonable endeavours to preserve and keep the records held by them relating to the respective businesses of the Company and the Subsidiaries for a period of seven years commencing on the NESR Closing Date and shall make such records available to the other as may be reasonably required by such party on or after the NESR Closing Date, including in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Selling Stockholders, the Company, the Subsidiaries or Purchaser or in order to enable the Selling Stockholders or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby, provided that nothing in this Section 6.8 shall require any Party to disclose any information that may be subject to privilege.

6.9          Publicity. None of the Purchaser, Selling Stockholders or the Company shall publicly disclose the terms of this Agreement or issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed (having regard to the urgency of the circumstances). Without prejudice to Section 6.19, nothing herein shall prevent NESR from making the disclosures necessary to comply with applicable Law, including SEC regulations and other Laws pertaining to the De-SPAC Process, provided that the Selling Stockholders have been provided draft copies of any such disclosure to the extent relating to this Agreement or any transaction contemplated hereby or relating to any Selling Stockholder or any member of the Group reasonably in advance to enable the Selling Stockholders to comment on such copies as soon as reasonably practicable (but having regard to the urgency of the circumstances) and in any case at least 48 hours prior to their disclosure. Having regard to the urgency of the circumstances, reasonable consideration shall be afforded by NESR to any comments submitted by any Selling Stockholder at least 48 hours prior to the relevant disclosure.

6.10         Use of Name. The Selling Stockholders hereby agree that upon the NESR Closing, NESR and the Company shall have the sole right to use of the name “NPS Holdings Limited” or any service marks, trademarks, trade names, “doing business as” names, fictitious names, identifying symbols, logos, emblems, signs or insignia containing “NPS” or “National Petroleum Services”, including any name or mark confusingly similar thereto (collectively, the “Company Marks”). The Selling Stockholders shall not use any of the Company Marks, except in connection with marketing their investment in the Company to any investor or any potential investor in any Affiliate of any Selling Stockholder or any fund or Person managed and/or advised by any Affiliate of any Selling Stockholder.

6.11         Cooperation with Proxy Process. In order to fulfill the Condition, the Company shall, and the Company shall cause the Subsidiaries to, in each case at NESR’s cost, provide such assistance and cooperation as Purchaser may reasonably request upon giving reasonable notice, including: (i) reasonable assistance with preparing any business descriptions of the Company and any Subsidiary needed for any prospectus and cooperating with initial purchasers or placement agents; (ii) making senior management of the Company and the Subsidiaries reasonably available for customary “roadshow” presentations or proposed equity financing source meetings and rating agencies presentations; (iii) cooperating with prospective underwriters, placement agents or initial purchasers and their respective advisors in performing their due diligence; (iv) providing all financial statements and financial and other information in their possession or control that is required to be provided by applicable Law in an offering of equity securities; and (v) using reasonable endeavours to cause the Company’s accountants to provide customary “comfort” letters to any underwriters or initial purchasers, including standard negative assurance comfort on any interim period of pro forma financial statements.

6.12         NPS Co-Investment Plan. At NESR Closing, the Company shall procure the payment of the NPS Co-Investment Plan Settlement Amount under each NPS Co-Investment Plan.

6.13         NPS LTIP. The Company hereby confirms that it has no liability under the NPS LTIP.

6.14         Related-Party Transactions with Non-Management Affiliates. On or prior to the NESR Closing Date, the Company and the Subsidiaries shall: (i) terminate all Related Party Agreements (other than (a) those Related Party Agreements set forth in Part 2 of Schedule 6.14 and (b) Contracts between the Company and the Subsidiaries, Contracts between the Company and the Subsidiaries and their respective officers and employees and Contracts the continuation of which the Purchaser has approved in writing); and (ii) deliver releases executed by such Affiliates with whom the Company has terminated such Related Party Agreements pursuant to this Section 6.14 providing that no further payments are due, or may become due, under or in respect of any such terminated Related Party Agreements; provided that in no event shall the Company or any of the Subsidiaries pay any fee or otherwise incur any expense or financial exposure with respect to any such termination or release.

6.15        Notification of Certain Matters. The Selling Stockholders and the Purchaser shall give notice to the other party, in writing and as promptly as reasonably practicable, upon becoming aware of: (i) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it (on its part) to be untrue or inaccurate in any material respect at any time after the date hereof and prior to NESR Closing; (ii) any failure on its part to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder of which it becomes aware; (iii) any material development of which it becomes aware relating to the fulfilment of the Condition as soon as reasonably practicable after it comes to that party’s attention; or (iv) the institution of or the threat of institution of any Legal Proceeding against it, the Company or any of the Subsidiaries related to this Agreement or the transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 6.15 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

6.16        Resignation of Directors. Except as notified in writing by NESR to the Selling Stockholders at least 5 Business Days prior to NESR Closing, the Selling Stockholders shall cause each of the directors of the Company and the Subsidiaries to submit a letter of resignation effective on or before the NESR Closing Date.

6.17        Management. It is the intention that current senior management of the Company will remain active in NESR as part of the senior management team. Key management positions in the Company shall be confirmed in writing by NESR prior to NESR Closing, which confirmation shall also set forth principles of compensation and long and short term incentive arrangements in line with market standards for the management team as well as a timeline for the implementation of such agreements post-NESR Closing Date.

6.18        Fraud. Notwithstanding any other provision of this Agreement, no party shall be released from a Claim arising from any willful and knowing conduct that constitutes fraud on any other party.

6.19        Satisfaction of Condition. NESR shall, at its own cost, use its best endeavours to ensure that the Condition in Article VII of this Agreement is satisfied promptly after the date of this Agreement (and, in any event, before the Long-stop Date), including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of obtaining the De-SPAC Approval, and shall promptly notify the Selling Stockholders of the satisfaction of the Condition. Without prejudice to the foregoing, NESR shall and shall cause its Affiliates:

(a)          to promptly prepare the Proxy in a form and substance that complies with applicable requirements of the Exchange Act and the rules and regulations thereunder to be sent to the stockholders of NESR, for the purpose of, amongst other things, solicitation of proxies from the stockholders of NESR with respect to the De-SPAC Stockholder Voting Matters in an effort to obtain the De-SPAC Approval and providing the stockholders of NESR with the opportunity to have their Company Shares redeemed;

(b)          to take all actions that are necessary or reasonably advisable or as may be required by the SEC or by applicable Law in order to give effect expeditiously to the transactions contemplated by this Agreement;

(c)          to disclose in writing to the Selling Stockholders any event, fact or circumstance which will or may prevent the Condition from being satisfied on or prior to the Long-stop Date promptly after such event, factor circumstance comes to its attention;

(d)          make any necessary filings to the SEC as promptly as possible after the date of this Agreement and any filings with respect to the transactions contemplated hereby under the Securities Act and the Exchange Act and applicable “blue sky” laws and rules and regulations thereunder, to re-submit any such filings as promptly as possible (and in any event within the timeframe mandated by the SEC), and use its best efforts to have the Proxy cleared by the SEC under the Exchange Act as soon as possible after filing;

(e)          provide any additional information and documentary material that may be requested by the SEC and respond to any SEC comments as promptly as possible following receipt of such request or comments;

(f)          promptly notify the Selling Stockholders of any communications (whether written or oral) with the SEC in connection with obtaining the De-SPAC Approval, including in connection with the approval by the SEC of the Proxy, any filing of any supplement or amendment to the Proxy, the issuance of any stop order or any request by the SEC for any amendment to the Proxy;

(g)          to the extent they relate to any Selling Stockholder or any member of the Group or this Agreement or the sale and purchase of any Company Shares, promptly provide the Selling Stockholders (and/or advisors nominated by the Selling Stockholders) draft copies of the Proxy and any amendment or supplement to the Proxy and all material submissions and promptly provide the Selling Stockholders with copies of all written communications with the SEC in connection with obtaining the De-SPAC Approval, and to take into account any reasonable comments provided by any Selling Stockholder in relation to the Proxy and any amendment or supplement to the Proxy. NESR shall promptly transmit any amendment or supplement to the Proxy to its stockholders to the extent required by the SEC or under applicable Law;

(h)          as soon as practicable following approval of the Proxy with the SEC, and in accordance with applicable Law, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “NESR Stockholder Meeting”) for the purpose of seeking to obtain De-SPAC Approval;

(i)          to use all reasonable efforts to cause the Proxy to be mailed to NESR’s stockholders promptly;

(j)          to recommend to NESR’s stockholders, through its board of directors, that they approve any and all proposals in respect of which the vote of NESR’s stockholders is sought (“NESR Board Recommendation”). NESR agrees that its obligation to duly call, give notice or convene and hold the NESR Stockholder Meeting shall not be affected by any change of the NESR Board Recommendation, and NESR agrees to submit the foregoing matters to the vote of its stockholders regardless of whether or not NESR’s board of directors changes the NESR Board Recommendation;

(k)          if at any time any event, circumstance or information relating to the Company and its Subsidiaries, or any of their respective Affiliates, officers or directors, or the Selling Stockholders should be discovered by NESR or the Selling Stockholders that should be set forth in an amendment or supplement to the Proxy, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC by NESR and, to the extent required by Law, disseminated to the stockholders of NESR; and

(l)          to the extent they relate to any Selling Stockholder or any member of the Group or this Agreement or the sale and purchase of any Company Shares, promptly provide the Selling Stockholders with the Proxy and all material submissions and communications to or with any regulatory authority in the form submitted or sent.

6.20        Listing of Purchaser Common Stock. NESR shall use its best efforts to take all necessary action to cause the shares of the Consideration Equity Stock that will be issued at the NESR Closing to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the NESR Closing.

Article VII
CONDITION TO NESR CLOSING

7.1          Condition Precedent to Obligations of Purchaser and Selling Stockholder. The obligation of NESR and the Selling Stockholders to consummate the sale and purchase of the NESR Company Shares and to consummate the NESR Closing in accordance with the terms hereof is subject to NESR obtaining the De-SPAC Approval (the “Condition”).

7.2          Termination. If the Condition is not capable of being satisfied at any time or it is not satisfied by 30 June 2018 (the “Long-stop Date”) (or such later date as NESR and the Selling Stockholders may agree to in writing), then any Selling Stockholder or NESR shall be entitled to, by written notice to each of the other Parties, terminate this Agreement and on giving such notice, this Agreement shall automatically terminate (other than the Surviving Provisions which shall continue in full force and effect). In the event of such termination, no Party (nor any of its Affiliates) shall have any claim under this Agreement of any nature against any other Party except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions.

7.3          Simultaneous completion. None of the Selling Stockholders shall be obliged to complete the sale and purchase of any of the NESR Company Shares unless the sale and purchase of all of the NESR Company Shares and the sale and purchase of the Olayan Company Shares pursuant to the Olayan SPA is completed simultaneously.

Article VIII
LIMITATIONS ON LIABILITY

8.1          Survival of Warranties.

(a)          The warranties of the parties contained in Article III Article IV and Article V of this Agreement shall survive the Olayan Closing and NESR Closing through and including the third anniversary of the NESR Closing Date (in each case, the “Survival Period”); provided, however, that any obligations shall not terminate upon the expiry of the Survival Period with respect to any Losses as to which a Party shall have given notice in accordance with Section 8.2(a) before the termination of the applicable Survival Period.

(b)          Except to the extent set out in this Agreement (including in the Schedules hereto), any right or remedy based on warranties, covenants and agreements in this Agreement, or any Selling Stockholder Documents, Company Document or Purchaser Document shall not be affected by any investigation conducted at any time, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect any remedy based on such representations, warranties, covenants and agreements.

8.2          Claim Procedures.

(a)          A claim for any breach of any representation or warranty under Article III, Article IV and Article V (each a “Claim”) may be asserted by written notice (specifying in reasonable detail, to the extent known at that time, the fact, matter, event or circumstance giving rise to the potential Claim and the amount likely to be claimed in respect thereof) to the Party that is considered to be in breach of that representation or warranty; provided, however, that failure to so notify shall not preclude the innocent Party from bringing any Claim in accordance with this Article VIII so long as such notification is given prior to the expiry of the Survival Period. Such notice shall state in reasonable detail the basis of that Claim.

(b)          In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party against a Party (the “Recipient Party”) in respect of which a Claim may be brought (regardless of the limitations set forth in Section 8.3) (a “Third Party Claim”), the Recipient Party shall promptly cause written notice of the assertion of any Third Party Claim of which it has Knowledge which may be subject to a Claim to be forwarded to the Party against whom that Claim may be brought (the “Notified Party”). The failure of the Recipient Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Notified Party’s obligations with respect thereto except to the extent that the Notified Party can demonstrate actual loss and prejudice as a result of such failure. Subject to the provisions of this Section 8.2, the Notified Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Recipient Party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim; provided that the Notified Party shall have acknowledged and agreed in writing to the Recipient Party that it shall indemnify the Recipient Party in respect of the Third Party Claim and any action taken by that Notified Party pursuant to the terms of this Section 8.2. If the Notified Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim, it shall within five days of the Recipient Party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the Recipient Party of its intent to do so; provided, that the Notified Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the Notified Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim or fails to notify the Recipient Party of its election as herein provided, the Recipient Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the Notified Party shall assume the defense of any Third Party Claim, the Recipient Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such Recipient Party shall be entitled to participate in any such defense with separate counsel: (i) at the expense of the Notified Party if so requested in writing by the Notified Party to participate; or (ii) in the reasonable opinion of counsel to the Recipient Party, a conflict or potential conflict exists between the Notified Party and the Recipient Party that would make such separate representation advisable. The parties hereto agree to provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim, except any document or information that is subject to privilege. Notwithstanding anything in this Section 8.2 to the contrary, no Party shall, without the written consent of the other applicable party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant or claimants and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim. If the Notified Party makes any payment on any Third Party Claim, the Recipient Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Recipient Party to any insurance benefits or other claims of the Recipient Party with respect to such Third Party Claim.

(c)          After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Recipient Party and the Notified Party shall have arrived at a mutually binding agreement, in each case with respect to an Third Party Claim hereunder, if the Notified Party has agreed to indemnify the Recipient Party in connection with the Third Party Claim in accordance with this Section 8.2, the Recipient Party shall forward to the Notified Party notice of any sums due and owing by the Notified Party pursuant to this Agreement with respect to such matter and the Notified Party shall pay all of such remaining sums so due and owing to the Recipient Party in accordance with the terms hereof by wire transfer of immediately available funds within five Business Days after the date of such notice.

8.3          Limitations for Breaches of Representations and Warranties.

(a)          A party shall not have any liability for any Claim unless the aggregate amount of Losses incurred by it based upon, attributable to or resulting from the failure of any of the representations or warranties to be true and correct exceeds $2.50 million (the “Basket”) and, in such event, that party shall be liable for the entire amount of all such Losses; provided that the Basket limitation shall not apply to Losses related to the failure to be true and correct of any of the representations and warranties set forth in Sections 3.1, 3.2 , 3.3, 3.4, 4.1, 4.2, 4.3 and 4.6 hereof.

(b)          The aggregate liability of Olayan shall not exceed the Olayan Initial Cash Consideration and the aggregate liability of NESR shall not exceed the NESR Liability Cap (each, being the “Purchaser’s Cap”) and the aggregate liability of any Selling Stockholder in respect of all claims under this Agreement shall not exceed the aggregate of: (i) the Initial Cash Consideration Amount received by it pursuant to the terms hereof; and (ii) the amount resulting from the product of: (A) the Consideration Equity Stock received by it pursuant to the terms hereof; and (B) the lower of: (I) 10; and (II) the value of the Consideration Equity Stock received by it pursuant to the terms hereof, such value to be determined on the date immediately prior to the date that the relevant claim is determined in accordance with Section 9.5 or settled in full amongst the Parties thereto. To clarify, Leakage that is not Permitted Leakage will not in any case increase the Purchaser’s Cap.

(c)          For the purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants and agreements, and calculating Losses hereunder, any materiality qualifications in the representations, warranties, covenants and agreements shall be disregarded.

(d)          No party shall have any right of contribution or other recourse against the Company or the Subsidiaries or their respective directors, officers, employees, agents, attorneys, representatives, assigns or successors for any Claim hereunder.

8.4          OFS Investments Limited. Notwithstanding any other provision to the contrary contained herein, each of the Parties acknowledges and agrees that the obligations and undertakings of OFS Investments Limited under this Agreement are solely the corporate or limited liability obligations and undertakings of OFS Investments Limited, and that none of the parties hereto shall have any recourse against any of the directors, officers, employees or corporate service provider of OFS Investments Limited in their capacities as such (nor shall any of them be personally liable) for any claims, losses, damages, liabilities, indemnities, representations or other obligations whatsoever under, or in connection with any of the transactions contemplated by, this Agreement. This Section does not affect:

(a)          any liability or obligation of OFS Investments Limited itself under this Agreement; or

(b)          any liability of OFS Investments Limited’s directors, officers, employees or corporate service provider which may arise as a result of their actual fraud or willful default. No person shall be found to have committed actual fraud or willful default under this Agreement unless or until a court of competent jurisdiction shall have made a finding to that effect.

Article IX
MISCELLANEOUS

9.1          Expenses. Except as otherwise provided in this Agreement, each of NESR and Olayan shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses.

9.2          Transaction Expenses. The Company agrees with the Selling Stockholders that it shall pay Transaction Expenses up to an amount equal to $5 million.

9.3          Confidential Information. Any restriction in this Agreement on the disclosure of Confidential Information shall not apply if and to the extent that:

(a)          such disclosure is required for the purpose of any judicial proceedings or by any regulatory authority, governmental body or reputable securities exchange, provided that the other Parties to which the information relates shall have been, to the extent reasonably practicable, consulted and reasonable attempts made to resist or limit such disclosure;

(b)          the information is in the public domain, except as a result of any breach of any undertaking or duty of confidentiality by any Party hereunder;

(c)          the information is disclosed by a Selling Stockholder on a confidential basis to its Affiliates or to its or its Affiliates’ respective directors, officers, employees, advisors, auditors, bankers, investors or prospective investors for the legitimate pursuit or conduct of their businesses or to limited partners of any funds managed and/or advised by that Selling Stockholder or any of its affiliates; or

(d)          each Party to which the information relates has given its prior written consent to the contents and manner of the disclosure.

9.4          No Claim Against NESR Trust. The Selling Stockholders acknowledge that they have read the Prospectus and that NESR has established the NESR Trust from the proceeds of its initial public offering (“IPO”) and from certain private placements occurring simultaneously with the IPO for the benefit of NESR’s public shareholders (“Public Shareholders”) and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the NESR Trust, NESR may disburse monies from the NESR Trust only: (i) to the Public Shareholders in the event they elect to redeem the Equity Stock in connection with the consummation of NESR’s initial business combination (as such term is used in the Prospectus) (“Business Combination”); (ii) to the Public Shareholders if NESR fails to consummate a Business Combination within 24 months from the closing of the IPO; (iii) any amounts necessary to pay any taxes; or (iv) to, or on behalf of, NESR after or concurrently with the consummation of a Business Combination. Without prejudice to any rights of the Selling Stockholders arising in connection with this Agreement, each Selling Stockholder acknowledges that, pursuant to the terms to which the NESR Trust is subject as of the date hereof, it does not now and does not at any time hereafter have (other than upon NESR Closing) any right, title, interest or claim of any kind in or to any monies in the NESR Trust or distributions therefrom. NESR hereby agrees and undertakes that it shall not disburse any monies from the NESR Trust in connection with any transaction involving a merger, consolidation, business combination, purchase or disposition of the assets of any Person or any capital stock or other ownership interests of any Person (except in connection with the transactions undertaken pursuant to the terms hereof.

9.5          Submission to Jurisdiction; Consent to Service of Process; Arbitration.

(a)          Any controversy, dispute or claim arising under or in connection with this Agreement (including, without limitation, any non-contractual right or obligation arising in connection therewith or the existence, validity, interpretation or breach hereof and any claim based on contract, tort of statute) (a “Dispute”) shall be referred to and finally resolved by a binding arbitration, to be held in London, England pursuant to the rules (“Rules”) of the London Court of International Arbitration (“LCIA”). The seat or legal place of arbitration shall be London, United Kingdom. The Rules are incorporated by reference into this Section and capitalised terms used in this Section which are not otherwise defined in this Agreement have the meaning given to them in the Rules. The arbitration shall be conducted in the English language. Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrators shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required. It is the mutual intention and desire of the parties that a tribunal of three arbitrators be constituted as expeditiously as possible following the submission of the dispute to arbitration. The Purchaser party to the Dispute shall appoint one arbitrator, the Selling Stockholders that are party to the Dispute shall appoint one arbitrator, and one arbitrator who shall serve as chairman shall be nominated by the agreement of the arbitrators appointed by such Purchaser and Selling Stockholders. Failing such agreement within 15 days of the nomination of the party-nominated arbitrators, the arbitrator shall be nominated by the LCIA. Once such tribunal is constituted and except as may otherwise be agreed in writing by the parties involved in such dispute or as ordered by the arbitrator upon substantial justification shown, the hearing for the dispute will be held within 60 days after submission of the dispute to arbitration. The arbitrator shall render their final award within 60 days, subject to extension by the arbitrator upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator. The arbitrator will state the factual and legal basis for the award. The decision of the arbitrator in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each of the parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The agreement to arbitrate and this Section shall be governed by English law.

(b)          Each of the Parties hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.8.

9.6          Governing Law. This Agreement (and any non-contractual rights and obligations arising in connection therewith) shall be governed by and construed in accordance with English law.

9.7          Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), the Selling Stockholder Documents and the Purchaser Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

9.8          Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given: (i) when delivered personally by hand (with written confirmation of receipt); (ii) when sent by electronic mail (with written confirmation of transmission); or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and electronic mail addresses (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to any Selling Stockholder, to the addresses of record for each stockholder as listed in Part 2 of Exhibit A.

If to Olayan, to:

P.O. Box 8772,

Riyadh, 11492, Saudi Arabia

Attn: Fadi Otaqui

Email: F.Otaqui@olayangroup.com

If to NESR, to:

777 Post Oak Blvd., 7th Floor

Houston, Texas 77056, USA

Attn: Sherif Foda

Email: sfoda@NESRCo.com

With a copy to:

Looper Goodwine, P.C.

1300 Post Oak Blvd., Suite 2400

Houston, Texas 77056

Attention: Mr. Don Looper

Email: dlooper@loopergoodwine.com

9.9          Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.10        Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Selling Stockholders or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void, provided that Olayan shall be entitled (without the consent of any other Party) to assign all (but not some) of its rights and obligations hereunder to any Affiliate of Olayan that is wholly-owned directly and indirectly and legally and beneficially by an entity or entities incorporated and resident in jurisdiction(s) forming part of the Gulf Co-operation Council.

9.11        Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney or representative of the Purchaser, the Company or the Selling Stockholders shall have any liability for any obligations or liabilities of any person under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

9.12         Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:

National Energy Services Reunited Corp.

By:	/s/ Sherif Foda
Name: Sherif Foda
Title: CEO

PURCHASER:

Hana Investments Co. WLL

By:	/s/ Ibrahim Aldokhi
Name: Ibrahim Aldokhi
Title: Authorized Legal Representative

COMPANY:

NPS Holdings Limited

By:	/s/ Adnan Ghabris
Name: Adnan Ghabris
Title: CEO

SELLING STOCKHOLDER:

OFS Investments Limited

By:	/s/ Zahid Kamal
Name: Zahid Kamal
Title: Director

SELLING STOCKHOLDER:

Arab Petroleum Investments Corporation

By:	/s/ Ahmed A. Attiga
Name: Ahmed A. Attiga
Title: CEO and GM

SELLING STOCKHOLDER:

Al Nowais Investments LLC

By:	/s/ Hussain Al Nowais
Name: Hussain Al Nowais
Title: Chairman

SELLING STOCKHOLDER:

Castle SPC Limited

By:	/s/ Michael Raynes
Name: Michael Raynes
Title: Authorized Signatory

SELLING STOCKHOLDER:

Abdulaziz Aldelaimi

By:	/s/ Abdulaziz Aldelaimi
Name:
Title:

SELLING STOCKHOLDER:

Fahad Abdulla Bindekhayel

By:	/s/ Fahad Abdulla Bindekhayel
Name:
Title:

EXHIBIT A

Part 1 – Consideration

	1	2	3	4	5	6
Selling Stockholder	Company Shares	Olayan Initial Cash Consideration Amount	NESR Initial Cash Consideration Amount	Base Receivable Amount	Consideration Equity Stock	Cash Earn-out
Abdulaziz Aldelaimi	9,250,000	3,750,000	3,003,509	1,200,000	568,750	126,000
Al Nowais Investments LLC	78,168,210	31,689,815	25,381,504	10,140,741	4,806,289	1,064,778
Arab Petroleum Investments Corporation	107,745,370	43,680,555	135,043,586	13,977,778	Nil	2,935,333
Castle SPC Limited	78,168,210	31,689,815	25,381,504	10,140,741	4,806,289	1,064,778
Fahad Abdulla Bindekhayel	18,500,000	7,500,000	6,007,018	2,400,000	1,137,500	252,000
OFS Investments Limited	78,168,210	31,689,815	97,973,819	10,140,740	Nil	2,129,555
Total	370,000,000	150,000,000	292,790,940	48,000,000	11,318,827	7,572,444

EXHIBIT A
to
SPA for NPS Acquisition

Part 2 – Daily Amount

SECTION a: Daily Ticker: Olayan Initial Cash Consideration Amount
cOLUMN (1)	COLUMN (2)
Daily Ticker Calculations	DAILY AMOUNT
SELLING STOCKHOLDER	JANUARY	FEBRUARY	MARCH	APRIL	MAY	JUNE
Arab Petroleum Investments Corporation	$21,989	$21,972	$21,989	$21,983	$21,989	$21,983
OFS Investments Limited	$15,953	$15,941	$15,953	$15,949	$15,953	$15,949
Al Nowais Investments LLC	$15,953	$15,941	$15,953	$15,949	$15,953	$15,949
Castle SPC Limited	$15,953	$15,941	$15,953	$15,949	$15,953	$15,949
Fahad Abdulla Bindekhayel	$3,775	$3,773	$3,775	$3,775	$3,775	$3,775
Abdulaziz Aldelaimi	$1,888	$1,886	$1,888	$1,887	$1,888	$1,887
Total	$75,510	$75,453	$75,510	$75,491	$75,510	$75,491

SECTION B: Daily Ticker: company receivables
COLUMN (1)	COLUMN (2)
Daily Ticker Calculations	DAILY AMOUNT
SELLING STOCKHOLDER	JANUARY	FEBRUARY	MARCH	APRIL	MAY	JUNE
Arab Petroleum Investments Corporation	$7,036	$7,031	$7,036	$7,035	$7,036	$7,035
OFS Investments Limited	$5,105	$5,101	$5,105	$5,104	$5,105	$5,104
Al Nowais Investments LLC	$5,105	$5,101	$5,105	$5,104	$5,105	$5,104
Castle SPC Limited	$5,105	$5,101	$5,105	$5,104	$5,105	$5,104
Fahad Abdulla Bindekhayel	$1,208	$1,207	$1,208	$1,208	$1,208	$1,208
Abdulaziz Aldelaimi	$604	$604	$604	$604	$604	$604
Total	$24,163	$24,145	$24,163	$24,157	$24,163	$24,157

SECTION C: Daily Ticker: NESR Initial Cash Consideration Amount
COLUMN (1)	cOLUMN (2)
Daily Ticker Calculations	DAILY AMOUNT
Part 5 (c): Daily Ticker: NESR Initial Cash Consideration Amount
SELLING STOCKHOLDER	JANUARY	FEBRUARY	MARCH	APRIL	MAY	JUNE
Arab Petroleum Investments Corporation	$67,981	$67,930	$67,981	$67,964	$67,981	$67,964
OFS Investments Limited	$49,320	$49,283	$49,320	$49,308	$49,320	$49,308
Al Nowais Investments LLC	$12,777	$12,767	$12,777	$12,774	$12,777	$12,774
Castle SPC Limited	$12,777	$12,767	$12,777	$12,774	$12,777	$12,774
Fahad Abdulla Bindekhayel	$3,024	$3,022	$3,024	$3,023	$3,024	$3,023
Abdulaziz Aldelaimi	$1,512	$1,511	$1,512	$1,512	$1,512	$1,512
Total	$147,391	$147,280	$147,391	$147,354	$147,391	$147,354

Part 3 – Share Transfers

		1	2	3	4
Selling Stockholder	Address	Company Shares	Olayan Company Shares	Company Shares held upon Olayan Closing	NESR Company Shares
Abdulaziz Aldelaimi	Barwa Commercial Avenue, Safwa Block, Building No. 28, 2nd Floor, Industrial Area Road, P.O. Box 586, Doha, Qatar	9,250,000	2,091,522	7,158,478	7,158,478
Al Nowais Investments LLC	Al Nowais Building, PO Box 984, Abu Dhabi, United Arab Emirates	78,168,210	17,674,651	60,493,559	60,493,559
Arab Petroleum Investments Corporation	Dammam Coastal Road, Al Rakkah, P.O. Box 9599, 31423 Dammam, Saudi Arabia	107,745,370	24,362,359	83,383,011	83,383,011
Castle SPC Limited	Level 43, Tower 3, Etihad Towers, PO Box 28922, Abu Dhabi, United Arab Emirates	78,168,210	17,674,651	60,493,559	60,493,559
Fahad Abdulla Bindekhayel	3761 Sabfa Ibn Saidah, An Nakhil, Riyadh 12393 6721, Kingdom of Saudi Arabia	18,500,000	4,183,044	14,316,956	14,316,956

		1	2	3	4
Selling Stockholder	Address	Company Shares	Olayan Company Shares	Company Shares held upon Olayan Closing	NESR Company Shares
OFS Investments Limited	Office 616, Liberty House, Level 6, Dubai International Financial Centre Street, P.O.Box 506734, Dubai	78,168,210	17,674,651	60,493,559	60,493,559
Total		370,000,000	83,660,878	370,000,000	370,000,000

EXHIBIT B

EBITDA CALCULATION AND GOVERNANCE

1.	Earn-out

1.1	The entitlement of the Earn-Out Equity Stock shall be determined in accordance with the provisions of this Exhibit.

1.2	The 2018 NESR EBITDA shall be calculated and, if applicable, adjusted in accordance with this Exhibit.

1.3	Within 15 Business Days after the determination of the 2018 NESR EBITDA (whether by agreement of the Selling Stockholders’ Representative and NESR or in accordance with this Exhibit) the First EBITDA Earn-Out Equity Stock and/or the Second EBITDA Earn-Out Equity Stock (as applicable) shall be issued to the Selling Stockholders in the Reinvestment Proportion.

2.	Adjustments

2.1	Without prejudice to paragraph 2.2, NESR undertakes to operate the business of the NESR Group commercially and in good faith until the Earn-Out Equity Stock (if any) is issued in full.

2.2	If during the 2018 Financial Year, any fact, matter, event or circumstance occurs outside the Ordinary Course of Business which has an impact on the 2018 NESR EBITDA, then the 2018 NESR EBITDA shall be adjusted to reflect what the entitlement of the Parties would have been if the fact, matter, event or circumstance had not occurred, provided that all revenues generated and cost synergies achieved by each member of the NESR Group (including by virtue of any asset (including shares) purchased by any member of the NESR Group during the 2018 Financial Year) shall be deemed to have been generated or achieved in the Ordinary Course of Business (and, therefore, no such revenues or reduction of costs shall be excluded from the calculation of the 2018 NESR EBITDA).

3.	Earn-out Accounts and Adjudication of Earn-out Accounts

3.1	Following the end of the 2018 Financial Year, NESR shall procure the preparation of draft Earn-out Accounts (the “Draft Earn-out Accounts”) and a draft Earn-out Statement (the “Draft Earn-out Statement”) and deliver them to the Selling Stockholders as soon as reasonably practicable and in any event within five Business Days following the finalisation of the audited accounts of NESR in respect of the 2018 Financial Year. Save in accordance with the provisions of paragraph 3.5, no amendment shall be made to the Draft Earn-out Accounts or the Draft Earn-out Statement after their delivery to the Selling Stockholders in accordance with this paragraph 3.1.

EXHIBIT B
to
SPA for NPS Acquisition

3.2	NESR shall procure that the Earn-out Accounts shall be prepared in accordance with:

(A)	the accounting principles, practices and policies and the other requirements set out in this Exhibit;

(B)	subject to paragraph 4.2(A) above, using the Accounting Policies; and

(C)	subject to sub-paragraphs 4.2(A) and 4.2(B) above, IFRS in force as at 31 December 2016, without the early adoption of any standards.

3.3	The Selling Stockholders’ Representative may dispute the Draft Earn-out Accounts and the Draft Earn-out Statement by notice in writing (the “Earn-out Notice”) delivered in accordance with this Agreement to NESR within 20 Business Days of receiving the Draft Earn-out Accounts and the Draft Earn-out Statement. The Earn-out Notice shall specify: (i) which items or amounts in the Draft Earn-out Accounts or the Draft Earn-out Statement are disputed (the “Disputed Earn-out Items”); (ii) the reasons therefor and; (iii) the monetary effect that the Selling Stockholders’ Representative believes each of the Disputed Earn-out Items has on the 2018 NESR EBITDA and the Earn-Out Equity Stock. Only those Disputed Earn-out Items specified in the Earn-out Notice shall be treated as being in dispute and no amendment may be made by either party, or any Earn-out Expert appointed pursuant to paragraph 3.5 below, to any items or amounts which are not Disputed Earn-out Items.

3.4	If the Selling Stockholders’ Representative confirms by notice in writing to NESR his or her agreement with the Draft Earn-out Accounts and the Draft Earn-out Statement (either as presented to the Selling Stockholders or as modified in such manner as the Selling Stockholders’ Representative and NESR shall agree) or if the Selling Stockholders’ Representative does not serve a Earn-out Notice in accordance with paragraph 3.3 above, the Draft Earn-out Accounts and Draft Earn-out Statement shall constitute the Earn-out Accounts and the Earn-out Statement for the relevant Financial Year and shall be final and binding on NESR and the Selling Stockholders.

3.5	If the Selling Stockholders’ Representative does serve an Earn-out Notice in accordance with paragraph 3.3 above, then NESR and the Selling Stockholders’ Representative shall use their reasonable endeavours to resolve the Disputed Earn-out Items and either:

(A)	if NESR and the Selling Stockholders’ Representative reach agreement on the Disputed Earn-out Items within 15 Business Days of the Earn-out Notice being served, the Draft Earn-out Accounts and the Draft Earn-out Statement shall be amended to reflect such agreement and shall then constitute the Earn-out Accounts and the Earn-out Statement; or

(B)	if NESR and the Selling Stockholders do not reach agreement in accordance with sub-paragraph 3.5(A) above, NESR or the Selling Stockholders’ Representative may refer the dispute to such Accountancy Firm as the President of the Institute of Chartered Accountants in England and Wales may, on the application of either NESR or the Selling Stockholders’ Representative, nominate (the “Earn-out Expert”), on the basis that the Earn-out Expert is to make a decision on the dispute and notify NESR and the Selling Stockholders’ Representative of its decision within 30 Business Days of receiving the reference or such longer reasonable period as the Earn-out Expert may determine.

(C)	In the event of the nomination of an Expert pursuant to sub-paragraph 3.5(B) above, NESR and the Selling Stockholders’ Representative agree:

(i)	to co-operate with each other and to use reasonable endeavours to agree the terms of engagement with the Earn-out Expert; and

(ii)	enter into any reasonable form of hold-harmless letter requested by such Expert,

and if the terms of engagement of the Expert have not been settled within 15 Business Days of their nomination (or such longer period as NESR and the Selling Stockholders’ Representative shall agree), then NESR or the Selling Stockholders’ Representative may (acting reasonably) settle the terms of engagement with the Earn-out Expert and shall be entitled by notice in writing to the Earn-out Expert and the other party to appoint that Earn-out Expert for the purposes of this Exhibit on the terms so settled and notified to the other party.

(D)	Each party shall bear its own costs with respect to the preparation, review and finalisation of the Earn-out Accounts. The costs of the Earn-out Expert (and any liability under the terms of engagement with the Expert) shall be borne in accordance with sub-paragraph 3.5(C) above.

3.6	In any reference to the Earn-out Expert in accordance with paragraph 3.5 above:

(A)	the Earn out Expert shall act as an expert and not as an arbitrator and shall be directed to determine any dispute by reference to the accounting policies, principles, practices, bases and methodologies set out in this Exhibit;

(B)	the decision of the Earn-out Expert shall, in the absence of fraud or manifest error, be final and binding on NESR and the Selling Stockholders and the Earn-out Accounts and the Earn-out Statement shall be the Draft Earn-out Accounts and Draft Earn-out Statement amended as necessary to reflect the decision of the Earn-out Expert and, as amended, signed by the Earn-out Expert;

(C)	the costs of the Earn-out Expert shall initially be paid by the Selling Stockholders (on the one hand) and NESR (on the other hand) equally PROVIDED THAT such fees shall ultimately be borne by the Selling Stockholders (on the one hand) and NESR (on the other hand) in inverse proportion as they may prevail on matters resolved by the Earn-out Expert, which proportionate allocations shall also be determined by the Earn-out Expert at the time the determination of the Earn-out Expert is rendered on the merits of the relevant Disputed Earn-out Items. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute in connection with the matters set forth in this Exhibit shall be borne by the party incurring such cost or expense; and

(D)	each of the Selling Stockholders and NESR shall respectively provide or procure the provision to the Earn-out Expert of all such information as the Earn-out Expert shall reasonably require including:

(ii)	by their respective advisers, except any information subject to privilege; and

(iii)	in the case of the NESR, all information in the possession or under the control of and personnel of the NESR Group.

4.	Rights and restrictions during Earn-out Period

4.1	Following NESR Closing and until the Earn-Out Equity Stock (if any) has been issued in full:

(A)	the Selling Stockholders shall jointly be entitled:

(I)	by giving written notice to NESR to appoint (and to remove and replace such appointee) and maintain either (at the option of the Selling Stockholders) one: (i) director (or equivalent officer); or (ii) board observer (which such observer shall, for the avoidance of doubt, have the right to attend all meetings of the board of directors (or equivalent body) of NESR), to the board of directors (or equivalent body) of the NESR (at NESR’s cost and expense), which to clarify shall constitute only one person on the board or as a board observer;

(II)	to interview, on such terms as the Selling Stockholders and the individual concerned may reasonably agree, the chief executive officer and the chief financial officer of the NESR Group in relation to the publication of the quarterly results of the NESR Group; and

(B)	such Selling Stockholders’ appointed representative on the board of directors (or equivalent body) of NESR shall be entitled to receive:

(I)	all notices of meetings of the board of directors (or equivalent body) of the NESR; and

(II)	to the extent not included in the materials provided pursuant to paragraph 4.1(B)(I) above, to the monthly management reports, chief executive officer commentary and budgets for the 2018 Financial Year in respect of the NESR Group;

and NESR shall procure that the Selling Stockholders is able to exercise such rights.

4.2	The Selling Stockholders shall procure that any person appointed in accordance with paragraph 4.1 shall: (i) enter into such confidentiality obligations as may be reasonably requested by NESR; and (ii) use any information received by virtue of such appointment exclusively for the purposes of monitoring compliance by NESR with the provisions of this Exhibit.

4.3	NESR shall procure that it shall provide to any person appointed as a director (or equivalent officer) pursuant to the terms of paragraph 4.1 directors’ and officers’ insurance commensurate with the appointment and the size and nature of the business of the NESR Group.

SCHEDULE 6.14

RELATED PARTY AGREEMENTS

Part 1

1.	The Consortium Agreement, dated 22 April 2014, between certain of the Selling Stockholders and the Company.

2.	Each of the following letters of undertaking (each an “NPS LTIP Letter of Undertaking”) entered into in relation to the NPS LTIP:

(a)	the letter of undertaking from Al Nowais Investments LLC to the Company dated 25 July 2015;

(b)	the letter of undertaking from Arab Petroleum Investments Corporation to the Company dated 29 July 2015;

(c)	the letter of undertaking from OFS Investments Limited to the Company dated 9 August 2015;

(d)	the letter of undertaking from Waha Capital PJSC to the Company dated 28 July 2015;

(e)	the letter of undertaking from Abdulaziz Aldelaimi to the Company dated in or around July 2015; and

(f)	the letter of undertaking from Fahad Abdulla Bindekhayel to the Company dated in or around July 2015.

3.	The Tenancy Contract between Fajr Capital Limited and the Company relating to the lease by the Company of 265 sqft in Unit 306 at Gate Village 5, Dubai International Financial Centre, with such lease expiring on 30 April 2020.

Part 2

1.	Each NPS LTIP Letter of Undertaking.